File No. 333-__________

As filed with the Securities and Exchange Commission on April 13, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.

(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Kathryn L. Knudson Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Atlanta, Georgia 30303 (404) 572-6600

     Approximate date of commencement of proposed sale to the public: The exchange of Registrant’s shares for shares of common stock of Fairbanco Holding Company, Inc. will take place upon consummation of the merger of Fairbanco Holding Company, Inc. into the Registrant.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered	Offering Price per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $1.00 per share	914,680 (1)	Not Applicable	$14,146,882 (2)	$1,792 (2)

(1)	The number of shares of United Community Banks, Inc. common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Fairbanco Holding Company, Inc. into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)	In accordance with Rule 457(f)(2) and 457(f)(3), the registration fee is based upon (a) $16,802,672, (the maximum number of shares of common stock of Fairbanco Holding Company, Inc. that may be received by the Registrant pursuant to the merger (914,680) multiplied by the book value per share of Fairbanco Holding Company, Inc. as of December 31, 2003 ($18.37)) less (b) $2,655,790 (the amount of cash to be paid by the Registrant in the merger).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Proxy Statement/Prospectus

PROPOSED MERGER OF

AND

     This proxy statement/prospectus is a proxy statement of Fairbanco Holding Company, Inc. and a prospectus of United Community Banks, Inc. It is furnished to shareholders of Fairbanco, in connection with the notice of special meeting of shareholders on May _, 2004 that it accompanies. At the special meeting of Fairbanco shareholders, those shareholders will be asked to vote on the merger transaction summarized in that notice and described in more detail herein.

     As of    , 2004, the record date for the Fairbanco shareholders meeting, there were 746,008.434 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of a majority of those shares. Details about the proposed merger is set forth in this proxy statement/prospectus.

     In connection with the merger, if approved and consummated, shares of common stock of United will be issued to shareholders of Fairbanco as part of the consideration for their shares of common stock of Fairbanco. This document is a prospectus of United with respect to such offering and issuance of United common stock. Up to an aggregate of 914,680 shares of United common stock may be issued to Fairbanco shareholders if the merger is approved and consummated, based on the exchange ratio summarized in the notice and discussed herein.

     On April 28, 2004, United will complete a three-for-two split of its common stock in the form of a stock dividend. All per share figures in this proxy statement/prospectus reflect the effect of the stock split.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of common stock of United are equity securities and are not savings accounts or deposits. An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

     The accompanying proxy statement/prospectus contains information regarding the proposed merger and the two companies participating in the merger, and the Agreement and Plan of Reorganization pursuant to which the merger would be consummated if approved. We encourage you to read the entire document carefully. The proxy statement/prospectus also incorporates important business and financial information that is not included in or delivered with it. This business and financial information is available without charge to all Fairbanco shareholders upon written or oral request made to: Nina H. Ray, Secretary, Fairbanco Holding Company, Inc., 65 Washington Street, Fairburn, Georgia 30213, telephone number (770) 964-1551. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than May    , 2004.

     The date of this proxy statement/prospectus is April    , 2004, and it is expected to be first mailed to shareholders on or about April    , 2004.

65 Washington Street Fairburn, Georgia 30213

Notice Of Special Meeting Of Shareholders To Be Held On May , 2004

     A special meeting of shareholders of Fairbanco Holding Company, Inc. will be held on May    , 2004, at 11:00 a.m., at the Green Manor Restaurant, 6400 Westbrook Street, Union City, Georgia, for the following purposes:

•	to consider and vote on an Agreement and Plan of Reorganization, under which Fairbanco Holding Company, Inc., a Georgia corporation, will merge with and into United Community Banks, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement/prospectus; and

•	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

     If Fairbanco shareholders approve the merger, Fairbanco will be merged with and into United. In connection with the merger, Fairbanco shareholders will receive in exchange for their shares of Fairbanco common stock:

•	1.2261 shares of United common stock; and

•	$3.56 in cash, without interest, for each share of Fairbanco common stock.

     Approval of the merger will require the approval of the holders of at least a majority of the Fairbanco common stock entitled to vote at the special meeting. Only shareholders of record of Fairbanco common stock at the close of business on    , 2004 will be entitled to vote at the special meeting or any adjournments thereof. Fairbanco’s board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that Fairbanco shareholders vote for the proposal to approve the merger.

     On April 28, 2004, United will complete a three-for-two split of its common stock in the form of a stock dividend. All per share figures in this proxy statement/prospectus reflect the effect of the stock split.

     If the merger is completed, Fairbanco shareholders who dissent with respect to the merger will be entitled to be paid the “fair value” of their shares of Fairbanco common stock in cash if they comply with certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger–Rights of Dissenting Shareholders” (page 21) and in Appendix C to the attached proxy statement/prospectus.

     The accompanying proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all Fairbanco shareholders upon written or oral request made to: Nina H. Ray, Secretary, Fairbanco Holding Company, Inc., 65 Washington Street, Fairburn, Georgia 30213. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than    , 2004.

     A form of proxy for use by Fairbanco shareholders is enclosed. To ensure representation at the special meeting, each Fairbanco shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. A previously submitted proxy may be revoked by notifying Nina H. Ray, Secretary of Fairbanco, in writing at the address below, or by submitting an executed, later-dated proxy prior to the special meeting to Fairbanco Holding Company, Inc., 65 Washington Street, Fairburn, Georgia 30213. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,

, 2004	Robert W. Fuller, Jr.
Fairburn, Georgia	Chairman, President and Chief Executive Officer

Appendix A — Agreement and Plan of Reorganization
Appendix B — Amendment to Agreement and Plan of Reorganization
Appendix C — Georgia Dissenters’ Rights Statute
Appendix D — Fairness Opinion

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What am I being asked to approve?

A: You are being asked to approve the Agreement and Plan of Reorganization by and between Fairbanco and United, pursuant to which Fairbanco will be merged with and into United. Approval of the merger requires the affirmative vote of more than 50% of the outstanding shares of Fairbanco common stock. The Fairbanco board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q: What will I receive in the merger?

A: You will receive (a) 1.2261 shares of United common stock and (b) $3.56 in cash, without interest, for each share of Fairbanco common stock you own on the effective date of the merger. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on $22.77 a share of United common stock. For example: If you own 100 shares of Fairbanco common stock, you will be entitled to receive 1.2261 shares of United, rounded down to the nearest whole share, and $3.56 in cash for each of your Fairbanco shares, or 122 shares of United common stock and a cash payment of $356.00. In addition, you will be entitled to $13.89 in cash for your .61 fractional share of United (.61 x $22.77) for a total cash payment of $369.89.

Q: What should I do now?

A: Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger. A special shareholders meeting will take place at 11:00 a.m. on May    , 2004 at the Green Manor Restaurant, 6400 Westbrook Street, Union City, Georgia, to vote on the merger proposal.

     You may attend the special meeting and elect to vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying Nina H. Ray, Secretary, prior to the meeting, in writing, or by submitting an executed, later-dated proxy to: Nina H. Ray, Secretary, Fairbanco Holding Company, Inc., 65 Washington Street, Fairburn, Georgia 30213.

Q: What information should I consider?

A: We encourage you to read this entire document carefully. You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger–Background of and Reasons for the Merger” beginning on page 12.

Q: When is the merger expected to be completed?

A: We plan to complete the merger during the second quarter of 2004.

Q: What are the tax consequences of the merger to me?

A: We expect that the exchange of shares of Fairbanco common stock for United common stock by Fairbanco shareholders generally will be tax-free to Fairbanco shareholders for federal income tax purposes. However, Fairbanco shareholders will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in exchange for their shares of Fairbanco common stock, or cash received in lieu of fractional shares. To review the tax consequences to Fairbanco shareholders in greater detail, see “Details of the Proposed Merger–Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 23.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of common stock only if you provide instructions on how to do so. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, which will have the effect of a vote against the merger.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions from United for exchanging your Fairbanco common stock certificates for United common stock certificates and cash.

Q: Who should I call with questions?

A: You should call Nina H. Ray, Secretary, of Fairbanco, at (770) 964-1551.

SUMMARY

          This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers. The Agreement and Plan of Reorganization and the Amendment to the Agreement and Plan of Reorganization, which are the legal documents that govern the proposed merger, are included as Appendix A and Appendix B, respectively.

          In addition, the sections entitled “Where You Can Find More Information,” on page 52, and “Incorporation of Certain Documents By Reference,” on page 53, contain references to additional sources of information about United and Fairbanco.

•	The Companies (see pages 29 and 34) United Community Banks, Inc. 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151

United is the third-largest traditional bank holding company in Georgia. Headquartered in Blairsville, Georgia, substantially all of United’s activities are conducted through its three wholly-owned subsidiaries, United Community Bank, a Georgia bank, United Community Bank, a North Carolina bank and United Community Bank Tennessee, a Tennessee bank. United’s subsidiaries operate 20 community banks with 73 locations throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. United’s banks provide customary types of banking services, such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

United also operates, as a division of its Georgia bank subsidiary, United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. Brintech provides consulting, advisory and implementation services in the areas of strategic planning, profitability improvement, technology, efficiency, setwork, networking, Internet banking, website development, marketing, core processing, and telecommunications. Additionally, United provides retail brokerage services through an affiliation with a third party broker/dealer.

At December 31, 2003, United had total consolidated assets of approximately $4.1 billion, total consolidated loans of approximately $3.0 billion, total consolidated deposits of approximately $2.9 billion, and total consolidated stockholders’ equity of approximately $299.3 million.

Fairbanco Holding Company, Inc. 65 Washington Street Fairburn, Georgia 30213 (770) 964-1551

Fairbanco is a thrift holding company based in Fairburn, Georgia, and is the parent company of 1st Community Bank, a full service thrift with its main office in Fairburn, Georgia. 1st Community Bank operates in five locations in Fulton, Fayette and Coweta Counties, Georgia. 1st Community Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

At December 31, 2003, Fairbanco had total consolidated assets of approximately $192.1 million, total consolidated loans of approximately $95.1 million, total consolidated deposits of approximately $166.4 million, and total consolidated shareholders’ equity of approximately $13.7 million.

•	The Terms of the Merger (see page 12)

If the merger is approved, Fairbanco will be merged with and into United, with United being the surviving company. As a result of the merger, you will be entitled to receive:

•	1.2261 shares of United common stock; and

•	$3.56 in cash, without interest, for each share of Fairbanco common stock you own on the effective date of the merger.

You will also receive a cash payment for any United fractional shares to which you would otherwise be entitled in an amount equal to the fraction multiplied by $22.77.

Following the merger, Fairbanco’s subsidiary, 1st Community Bank, will be merged with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.

•	The Reasons Management of Both Companies Support the Merger (see page 12)

The boards of directors of Fairbanco and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders. The board of directors of Fairbanco believes the merger will permit Fairbanco shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which will increase liquidity and marketability of the equity investment of Fairbanco shareholders. The board of directors of United believes that Fairbanco provides United with an expansion opportunity into an attractive new market area. Both boards of directors also believe that the terms of the merger are fair and equitable. In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

•	Shareholders’ Meeting

The special meeting of shareholders of Fairbanco will be held on May , 2004 at 11:00 a.m., at the Green Manor Restaurant, 6400 Westbrook Street, Union City, Georgia for the purpose of voting on approval of the merger.

•	Record Date (see page 16)

You are entitled to vote at the shareholders’ meeting if you owned shares of Fairbanco common stock on , 2004.

•	Vote Required (see page 16)

Approval by holders of a majority of the Fairbanco common stock outstanding on , 2004, is required to approve the merger. As of April 12, 2004, 746,008.434 shares of Fairbanco common stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors and executive officers of Fairbanco and Fairbanco’s largest shareholder other than the employee stock ownership plan have agreed to vote their shares in favor of the merger. There are 255,508.34 shares, or 34.3%, of Fairbanco common stock beneficially owned (excluding options) by its directors, executive officers and such shareholder entitled to vote on this merger.

•	Conditions, Termination, and Effective Date (see page 13)

The merger will not occur unless certain conditions are met, and United or Fairbanco can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by the Fairbanco shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia. Immediately after the merger, Fairbanco’s subsidiary, 1st Community Bank, will be merged into United’s Georgia bank subsidiary, United Community Bank. The bank merger must be approved by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.

The closing of the merger will occur after the merger is approved by Fairbanco shareholders and the foregoing regulators and after the articles of merger are filed as required under Georgia law.

•	Rights of Dissenting Shareholders (see page 21)

You are entitled to dissent from the merger and to demand payment of the “fair value” of your Fairbanco common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.

•	Federal Income Tax Consequences (see page 23)

Fairbanco has received an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, Fairbanco will not recognize any gain or loss for federal income tax purposes, and shareholders of Fairbanco to the extent they receive United stock will not recognize any gain or loss for federal income tax purposes. All cash you receive as a result of the merger, including any cash you receive in lieu of fractional shares or as payment for exercising your right to dissent, will be treated as amounts distributed in redemption of your Fairbanco common stock, as the case may be, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Neither United nor Fairbanco has requested a ruling to this effect from the Internal Revenue Service.

•	Accounting Treatment (see page 20)

The merger will be accounted for as a purchase for financial reporting and accounting purposes.

•	Opinion of Financial Advisor (see page 23)

Alex Sheshunoff & Co. Investment Banking, L.P. has rendered an opinion to Fairbanco that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the terms of the merger are fair from a financial point of view to the shareholders of Fairbanco. A summary of Alex Sheshunoff & Co.’s opinion begins on page and the full opinion is attached as Appendix C to this proxy statement/prospectus. Shareholders of Fairbanco are encouraged to read the opinion.

•	Markets for Common Stock

United’s common stock began trading on the Nasdaq Stock Market on March 18, 2002 under the symbol “UCBI.” The following table sets forth the high and low quarterly sales prices per share of United common stock as quoted on Nasdaq since April 1, 2002. Amounts have been restated to reflect the proforma effect of United’s three-for-two split effective April 28, 2004:

Fiscal Year	Quarterly Period	High	Low
2004	First Quarter	$24.62	$21.37
2003	Fourth Quarter	$23.93	$18.51
	Third Quarter	$20.02	$16.34
	Second Quarter	$18.00	$15.37
	First Quarter	$18.00	$14.67
2002	Fourth Quarter	$18.00	$14.49
	Third Quarter	$19.70	$15.43
	Second Quarter	$20.00	$15.97

On March 15, 2004, immediately prior to the public announcement of the merger, the high and low sales prices per share of United common stock were $22.39 and $21.73, respectively.

There has been no public trading market for Fairbanco common stock. We believe the last sales of Fairbanco common stock among shareholders in private transactions were in 2003 between shareholders and the Fairbanco ESOP at prices of $20 per share, based on unofficial information that Fairbanco management believes is reliable.

There were 126 shareholders of record of Fairbanco common stock as of April 12, 2004.

•	Dividends (see page 19)

United paid a cash dividend of $.060 per share on April 1, 2004 and paid aggregate cash dividends of $.200 per share in 2003 and $.167 per share in 2002. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of its subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

Fairbanco paid aggregate cash dividends of $.320 per share in 2003 and 2002. Fairbanco is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

•	There are Some Differences in Shareholders’ Rights Between Fairbanco and United (see page 18)

Following the merger you will no longer be a Fairbanco shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Fairbanco’s articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a Fairbanco shareholder and your new rights as a United shareholder are different in certain ways, including the following:

•	Fairbanco’s bylaws provide for a board of directors consisting of between eight and 25 members, while United’s bylaws provide for a board of directors consisting of at least seven members.

•	The bylaws of Fairbanco set forth different requirements for removal of directors than do the articles of incorporation and bylaws of United.

•	The bylaws of United provide that a special meeting may be called by a fewer number of shareholders than the bylaws of Fairbanco.

•	Fairbanco’s bylaws incorporate the “Fair Price” provisions of the Georgia Business Corporation Code, but United’s do not.

•	The articles of incorporation of United permit its board of directors to consider the interests of constituencies other than just its shareholders when considering any actions affecting United and its shareholders. Fairbanco’s articles of incorporation and bylaws do not.

•	The articles of incorporation of United require a supermajority vote to amend its articles of incorporation and bylaws. Fairbanco’s articles of incorporation and bylaws do not.

•	Interests of Directors and Officers of Fairbanco in the Merger (see page 17)

Some of the directors and officers of Fairbanco have interests in the merger in addition to their interests as shareholders generally, including the following:

•	In connection with the merger, United has agreed to provide to officers and employees of Fairbanco who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

•	Also in connection with the merger, United has required that it purchase all of the outstanding options to purchase Fairbanco stock held by its officers and directors for cash of $21.27 per share, which is equal to the price per share to be received by the Fairbanco shareholders minus the exercise price for the outstanding options.

•	As a condition to closing the merger, the following officers of Fairbanco will terminate their employment agreements with Fairbanco for payments of approximately three times their current base salary: Robert W. Fuller, Jr., President, Chairman and Chief Executive Officer; Nina H. Ray, Executive Vice President and Chief Financial Officer; Howard V. Turner, Jr., Executive Vice President and Senior Lending Officer; and Douglas F. Fields, Senior Vice President.

•	As a condition to closing the merger, the directors will terminate their director agreements, which provide for retirement benefits, for a payment equal to the accrued liability to each director under the agreements as reflected on the financial statements of Fairbanco at closing.

•	United will continue to pay directors fees of $12,000 per year to the directors of Fairbanco who will be asked to serve as advisory board members for 1st Community Bank, which will be operated as a separate community bank of United after the merger.

•	Recent Developments of United (see page 33)

On April 28, 2004, United will complete a three-for-two split of its common stock in the form of a stock dividend. All per share figures in this proxy statement/prospectus reflect the effect of the stock split.

COMPARATIVE SHARE DATA FOR
UNITED AND FAIRBANCO

     We have summarized below the per share reported results information for United and Fairbanco on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) of United in the annual and quarterly reports and other documents it has filed with the Securities and Exchange Commission, certain of which are incorporated by reference, and the historical financial statements (and related notes) of Fairbanco contained in this proxy statement/prospectus.

     The pro forma combined information gives effect to the merger accounted for as a purchase, assuming all transactions contemplated in this proxy statement/prospectus had been effective for the periods indicated. Pro forma equivalent of one Fairbanco common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined book value by the exchange ratio of 1.2261 shares of United common stock so that the per share amounts equate to the respective values for one share of Fairbanco’s common stock. The pro forma information shown below gives no effect to the cash payment of $3.56 per share that Fairbanco shareholders will receive as part of the transaction. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or of the future results that we will experience after the merger. United and Fairbanco’s year-end is December 31st.

For the Year Ended
December 31, 2003(6)
Net earnings per common share (basic)
United historical	$1.11
Fairbanco historical	1.91
United and Fairbanco pro forma combined(1)(2)	1.13
Fairbanco pro forma equivalent(2)	1.38
Net earnings per common share (diluted)
United historical	$1.08
Fairbanco historical	1.85
United and Fairbanco pro forma combined(1)(2)	1.09
Fairbanco pro forma equivalent(2)	1.34
Cash dividends per common share
United historical(3)	$.200
Fairbanco historical	.320
United and Fairbanco pro forma combined(1)(4)(5)	.200
Fairbanco pro forma equivalent(4)	.245
Book value per common share (period end)
United historical	$8.47
Fairbanco historical	18.37
United and Fairbanco pro forma combined(1)(4)	8.83
Fairbanco pro forma equivalent(4)	10.83

(1)	Computed giving effect to the merger.

(2)	The proforma amounts presented above do not include assumed cost savings expected from elimination of duplicate back office functions. Computed based on 914,680 shares of United common stock to be issued to Fairbanco shareholders for their 746,008.434 shares at the exchange ratio of 1.2261.

(3)	Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.

(4)	Computed based on 914,680 shares of United common stock issued to Fairbanco shareholders for their 746,008.434 shares at the exchange ratio of 1.2261.

(5)	Represents historical dividends paid per share by United multiplied by the exchange ratio of 1.2261 shares of United common stock for each share of Fairbanco common stock designated for purposes of this computation.

(6)	Per share amounts presented above have been restated to reflect the three-for-two stock split effective April 28, 2004.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from United’s and Fairbanco’s audited financial statements for 1999 through 2003. This information is only a summary, and you should read it in conjunction with the historical financial statements (and related notes) of United in the annual and quarterly reports and other documents that it has filed with the Securities and Exchange Commission, certain of which are incorporated by reference, and the historical financial statements (and related notes) of Fairbanco contained in this proxy statement/prospectus.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts)

	As Of and For the Years Ended December 31,
	2003	2002	2001	2000	1999
GAAP Results
Net interest revenue (taxable equivalent)	$138,738	$119,575	$109,162	$96,524	$80,969
Net income	38,118	32,780	27,231	14,517	16,098
Basic earnings per share(1)	1.11	1.02	.86	.47	.53
Diluted earnings per share(1)	1.08	.99	.84	.46	.52
Cash dividends declared per share(1)	.200	.167	.133	.100	.067
Book value per share(1)	8.47	6.89	5.98	4.97	3.85
Total assets	4,068,834	3,211,344	2,749,257	2,528,879	2,384,678
Basic average shares outstanding(1)	34,132	32,062	31,691	30,900	30,237
Diluted average shares outstanding(1)	35,252	33,241	32,624	31,791	31,263
Operating Results (2)
Net income	$39,475	$32,780	$28,315	$21,747	$17,253
Basic earnings per share(1)	1.15	1.02	.89	.70	.57
Diluted earnings per share(1)	1.12	.99	.87	.69	.56

(1)	Per share amounts and weighted average shares outstanding for periods presented above have been restated to reflect the three-for-two stock split effective April 28, 2004.

(2)	Excludes pre-tax merger related and restructuring charges totaling $2.1 million, $1.6 million, $10.6 million and $1.8 million for the years ended December 31, 2003, 2001, 2000 and 1999. These charges decreased net income by $1.4 million, $1.1 million, $7.2 million and $1.2 million, and diluted earnings per share by $.04, $.03, $.23 and $.04, respectively. The following is a reconciliation of our operating results to our GAAP results:

	As Of and For the Years Ended December 31,
	2003	2002	2001	2000	1999
Net operating income	39,475	32,780	28,315	21,747	17,253
Merger-related charges, net of tax	1,357	—	1,084	7,230	1,155

Net income	$38,118	$32,780	$27,231	$14,517	$16,098

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FAIRBANCO
(In thousands, except per share amounts)

	As Of and For the Years Ended December 31,
	2003	2002	2001	2000	1999
Net interest revenue (taxable equivalent)	$6,718	$6,872	$6,8842	$6,326	$5,344
Net income	1,473	755	1,538	1,477	1,135
Basic earnings per share	1.91	.96	2.01	1.93	1.48
Diluted earnings per share	1.85	.93	1.96	1.89	1.45
Cash dividends declared per share(1)	.320	.320	.320	.320	.300
Book value per share	18.37	18.41	16.71	14.53	11.70
Total assets	192,054	193,820	176,207	148,037	118,243
Basic average shares outstanding(1)	771	789	764	765	765
Diluted average shares outstanding(1)	795	811	784	784	780

(1)	Adjusted for a stock dividend on April 20, 2001.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

          In the second quarter of 2003, a potential buyer contacted Fairbanco’s management, asking to be considered should the company decide to evaluate its continued independence. Based on this expression of interest, management engaged Alex Sheshunoff & Co. Investment Banking, L.P. as a consultant to assist with the evaluation of the company’s strategic alternatives and to conduct a process to determine if an attractive offer could be received and acceptable merger terms negotiated with a potential partner. In November 2003, five potential merger partners were contacted, and information about Fairbanco was sent to the three which expressed an interest. All parties were informed that letters of intent must be received by December 16, 2003. On this date, Fairbanco received two letters of intent. The letter of intent from United offered the best price for the shareholders. Based on this letter of intent, negotiations were instituted with United, and on March 11, 2004, the parties reached a final agreement.

          Without assigning any relative or specific weights, the board of directors of Fairbanco considered the following material factors in approving the merger:

•	the value of the consideration to be received by Fairbanco shareholders relative to the book value and earnings per share of Fairbanco common stock;

•	information concerning the financial condition, results of operations and business prospects of United;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;

•	the alternatives to the merger, including remaining an independent institution;

•	the competition and regulatory environment for financial institutions generally;

•	the fact that the merger will enable Fairbanco shareholders to exchange their shares of Fairbanco common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Fairbanco; and

•	the opinion of Alex Sheshunoff & Co. Investment Banking, L.P. that the consideration to be received by the shareholders as a result of the merger is fair from a financial point of view.

          The board of directors of Fairbanco believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership in Fairbanco for cash and an equity interest in United, which has greater financial resources than Fairbanco. The board of directors of Fairbanco also believes that the terms of the merger, including the basis of exchange, $3.56 in cash and 1.2261 shares of United common stock for each share of Fairbanco common stock, which was determined through arms-length negotiations between United and Fairbanco, are fair and equitable and take into account the relative earning power of United and Fairbanco, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the shares of the respective companies, and other pertinent factors.

          The board of directors of Fairbanco believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger revenue base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations. Management of United and Fairbanco believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Agreement

          The material features of the merger agreement are summarized below:

     Effective Date

          The merger agreement provides that the merger will be effective on the date the Certificate of Merger reflecting the proposed merger becomes effective with the Secretary of State of the State of Georgia. The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. Management of United and Fairbanco anticipate that the merger will become effective during the second quarter of 2004.

     Terms of the Merger

          As a holder of shares of Fairbanco common stock, you will receive in exchange for your shares of Fairbanco common stock owned on the effective date of the merger:

•	1.2261 shares of United common stock; and

•	$3.56 in cash, without interest, for each share of Fairbanco common stock.

          United will not issue fractional shares of United common stock in connection with the merger. In lieu of issuing any fractional share of United common stock to which a Fairbanco shareholder would otherwise be entitled, United will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $22.77 per share.

          United shareholders will continue to hold their existing shares of United common stock. If, prior to the merger closing, the outstanding shares of United common stock or Fairbanco common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of Fairbanco common stock will be proportionately adjusted. The initial exchange ratio has already been adjusted to account for the three for two stock split of United effective April 28, 2004.

          If the merger is completed, Fairbanco will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Fairbanco will cease to exist as a separate entity. Immediately after the merger, Fairbanco’s subsidiary 1st Community Bank will be merged with and into United Community Bank with United Community Bank as the surviving entity.

     Registration of United Common Stock

          As a condition to the merger, United agreed to register with the Securities and Exchange Commission the shares of United common stock to be exchanged for shares of Fairbanco common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of Fairbanco common stock and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.

     Termination and Conditions of Closing

          The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Fairbanco, but not later than the effective date of the merger:

•	by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse effect on the market price of such party’s common stock; or if material loss or damage to the other party’s properties or assets has occurred, which change, loss or damage materially affects or impairs such party’s ability to conduct its business;

•	by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

•	by either party, if the terminating party learns of any facts or conditions not disclosed by the other party in the merger agreement or financial statements, or by United if it learns of any facts or conditions not disclosed by Fairbanco in its disclosure memorandum, which facts or conditions were required to be disclosed, and which materially and adversely affects the terminating party;

•	by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;

•	by either party, if the merger has not occurred on or before September 30, 2004;

•	by United, if the holders of more than 10% of the outstanding shares of Fairbanco common stock elect to exercise statutory dissenters’ rights;

•	by either party, if the Fairbanco shareholders do not approve the merger agreement; or

•	by United, if it learns of any potential liability arising from noncompliance with any federal, state or local environmental law by Fairbanco, or any potential liability of Fairbanco arising from any environmental condition of the properties or assets of Fairbanco, including any properties or assets in which Fairbanco holds a security interest, which would have a material adverse effect on Fairbanco.

          Fairbanco must pay to United a termination fee of $900,000, if:

•	either party terminates the agreement because the Fairbanco shareholders did not approve the merger (unless the approval was not received only because the Fairbanco employee stock ownership participants did not vote for the merger because the plan did not receive an independent fairness opinion with respect to the fairness of the merger to the plan participants and but for such vote against or abstention from voting by the participants, the merger would have otherwise been approved), or

•	if Fairbanco terminates the agreement or otherwise causes the merger not to occur while a competing offer for Fairbanco by a party other than United is outstanding or has been accepted by Fairbanco.

          The following are some of the required conditions of closing:

•	the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

•	the performance of all agreements and conditions required by the merger agreement;

•	the delivery of officers’ certificates, secretary’s certificates, and legal opinions to Fairbanco and United;

•	approval of the merger by at least a majority of the shares held by Fairbanco shareholders;

•	approvals of governmental authorities, and the expiration of any regulatory waiting periods;

•	effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Fairbanco shareholders in the merger, of which this document forms a part;

•	the receipt by United of a letter from Mauldin & Jenkins, LLC with respect to Fairbanco’s unaudited financial statements for 2004;

•	the receipt by Fairbanco of the opinion of Kilpatrick Stockton LLP as to certain federal income tax consequences of the merger to Fairbanco and Fairbanco’s shareholders;

•	the execution of a settlement of the employment agreements by and between Fairbanco and Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Douglas F. Fields;

•	the execution of a noncompetition agreement by and between United and Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Douglas F. Fields;

•	the execution of a termination of the director agreements by and between Fairbanco and each of its directors;

•	the receipt by United of evidence that the Fairbanco employee stock ownership plan will use the merger consideration to retire its indebtedness to Fairbanco concurrently with closing; and

•	the issuance of certificate of merger by the Secretary of State of the State of Georgia.

     Surrender of Certificates

          After the effective date of the merger, each holder of Fairbanco common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of Fairbanco common stock to United’s exchange agent, SunTrust Bank, in order to receive payment of the consideration from United in connection with the merger. After delivering his, her, or its shares of Fairbanco common stock, the holder will receive a stock certificate for 1.2261 shares of United common stock and a cash payment of $3.56, without interest, per share of Fairbanco common stock that such holder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in United common stock.

          Until a holder delivers his or her shares of Fairbanco common stock to United, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of Fairbanco common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to United, the holder will then be entitled to receive any dividends or other distributions, without interest, which shall become payable after the merger but prior to the holder’s delivery of the certificates to United.

Required Shareholder Approval

          The holders of a majority of the outstanding shares of Fairbanco common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

          As of    , 2004, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Fairbanco consisted of 746,008.434 shares of Fairbanco common stock, with each registered holder of Fairbanco common stock being entitled to one vote per share. All of the directors and executive officers of Fairbanco and Fairbanco’s largest shareholder besides its employee stock ownership plan have entered into agreements with United to vote their shares of Fairbanco common stock in favor of the merger. There are 255,508.34 shares of Fairbanco common stock beneficially owned (excluding options) by Fairbanco’s directors, executive officers and such shareholder, which is approximately 34.3% of the outstanding shares of Fairbanco common stock.

Expenses

          All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing this proxy statement/prospectus and all regulatory applications with state and federal authorities shall be paid by United. All expenses incurred by Fairbanco in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for Fairbanco shall be paid by Fairbanco. The cost of reproducing and mailing this proxy statement/prospectus shall be shared by the parties, with each party paying fifty percent (50%).

Conduct of Business of Fairbanco Pending Closing

          The merger agreement provides that, pending consummation of the merger, Fairbanco will, except with the written consent of United:

•	operate its business in the ordinary course, without the creation of any indebtedness for borrowed money other than ordinary and customary accounts and credit arrangements;

•	maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•	maintain and keep in full force and effect all required insurance;

•	preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

•	declare or make any dividend, distribution or payment in respect of its common stock;

•	make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

•	acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

•	not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

•	make no change in its banking and safe deposit arrangements;

•	not enter into or renew any material contracts;

•	maintain all books and records in the usual, regular and ordinary course;

•	file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

•	adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger.

In addition, the merger agreement provides that Fairbanco will promptly advise United, orally and in writing, of any change or event having, or which the Fairbanco management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Fairbanco.

Interest of Management in the Merger

          Except as set forth below, no director or officer of Fairbanco, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Fairbanco common stock which will be converted in the merger into United common stock and cash. United and Fairbanco do not anticipate that the merger will result in any material change in compensation to employees of Fairbanco other than as set forth below.

          In connection with the merger, United has agreed to provide generally to officers and employees of Fairbanco who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

          Also in connection with the merger, United has required that it purchase all of the outstanding options to purchase Fairbanco stock held by its officers and directors for cash of $21.27 per share, which is equal to the price per share to be received by the Fairbanco shareholders minus the exercise price for the outstanding options.

          As a condition to closing the merger, the following officers of Fairbanco will terminate their employment agreements with Fairbanco for a payment of approximately three times their current base salary: Robert W. Fuller, Jr., President, Chairman and Chief Executive Officer; Nina H. Ray, Executive Vice President and Chief Financial Officer; Howard V. Turner, Jr., Executive Vice President and Senior Lending Officer; and Douglas F. Fields, Senior Vice President.

          As a condition to closing the merger, the directors will terminate their director agreements, which provide for retirement benefits, for a payment equal to the accrued liability to each director under the agreements as reflected on the financial statements of Fairbanco at closing.

          United will continue to pay directors fees of $12,000 per year to the directors of Fairbanco who will be asked to serve as advisory board members for 1st Community Bank, which will be operated as a separate community bank of United after the merger.

          There are 136,008.34 shares, or 18.2%, of Fairbanco common stock beneficially owed (excluding options) by its directors and executive officers, all of which are entitled to vote on this merger. All of the directors and executive officers of Fairbanco have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Fairbanco and United Shareholders

          Following the merger you will no longer be a Fairbanco shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Fairbanco’s articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a Fairbanco shareholder and your new rights as a United shareholder are different in certain ways, including the following:

     Composition of Board of Directors

          The bylaws of Fairbanco provide that its board of directors will consist of no fewer than eight and no more than 25 members. The bylaws of United provide that its board of directors will consist of at least seven members.

     Removal of Directors

          The bylaws of Fairbanco provide that directors may be removed with or without cause upon the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the removal.

          The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

     Shareholders’ Meetings

          The bylaws of Fairbanco provide that a special meeting of shareholders may be called upon the written request of the holders of an aggregate not less than two-thirds of all shares entitled to vote at the meeting. The bylaws of United provide that a special meeting of shareholders may be called upon the written request of the holders of shares representing at least 25% of the votes that would be entitled to be cast on each issue proposed to be considered at the special meeting.

     Fair Price Statute

          Fairbanco has elected to incorporate into its bylaws the provisions of Part 2 of Article 11 of the Georgia Business Corporation Code, the “Fair Price” statute. As a result, Fairbanco is subject to certain requirements on “business combinations” (e.g., mergers, share exchanges, sales of assets, liquidations, issuances of securities) with any person who is an “interested shareholder” of Fairbanco (generally, the beneficial owner of 10% or more of its voting shares) unless:

•	the transaction is unanimously approved by the “continuing directors” of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder);

•	the transaction is approved by two thirds of the continuing directors and a majority of shares held by disinterested shareholders; or

•	the terms of the transaction meet specified fair price criteria and other tests that are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at what point in time they sell to the acquiring party.

          United had not elected to be subject to these provisions of the Georgia Business Corporation Code.

     Ability to Consider Other Constituencies

          United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

          Neither the articles of incorporation nor bylaws of Fairbanco allows the board of directors to consider other constituencies when determining what is in the best interests of shareholders in connection with an action affecting Fairbanco or its shareholders.

          Amendments to Articles of Incorporation and Bylaws

          The articles of incorporation of Fairbanco do not specify how they may be amended. The Georgia Business Corporation Code provides that a corporation’s articles of incorporation may be amended by the directors to make certain amendments related to deleting the name or address of the initial incorporators, the directors, the registered agent or office, or the principal office; effect certain stock split transactions; to extend the duration if the corporation was incorporated at a time when limited duration was required, or to change par value. All other amendments to the articles of incorporation require the approval of a majority of the shareholders. The bylaws of Fairbanco may be amended by the affirmative vote of a majority of the members of the board of directors or the holders of a majority of the shares issued and outstanding.

          The articles of incorporation of United provide that its articles of incorporation, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.

Dividends

          United paid a cash dividend of $.060 per share on April 1, 2004 and paid aggregate cash dividends of $.200 per share in 2003 and $.166 per share in 2002. United intends to continue paying cash dividends but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of its subsidiaries to pay dividends to United is restricted by certain regulatory requirements, as is more fully discussed in the “Business – Supervision & Regulation” section of United’s 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference.

          Fairbanco paid aggregate cash dividends of $.320 per share in 2003 and 2002. Fairbanco is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

          Whether the Fairbanco shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and Fairbanco will depend upon each company’s respective earnings, financial condition, applicable legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

          The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Fairbanco will be included in the consolidated financial statements of United. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Fairbanco acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.

Resales of United Common Stock by Directors, Executive Officers and Shareholders of Fairbanco

          Although United, through this proxy statement/prospectus, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and 10% or greater shareholders of Fairbanco and certain other affiliates of United (as defined in Rule 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three-month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker’s transaction or directly to a market maker in United common stock.

Regulatory Approvals

          The Board of Governors of the Federal Reserve System will be required to approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

          The Georgia Department of Banking and Finance must also approve the merger. The Department of Banking and Finance’s review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Fairbanco. Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

          Fairbanco is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all or a portion of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to within this document as “dissenters’ rights.”

          In general, if the merger is completed, under Article 13 of the Georgia Business Corporation Code, a Fairbanco shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder’s shares of Fairbanco common stock.

          For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting Fairbanco shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

          A dissenting shareholder of Fairbanco must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder of Fairbanco has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies Fairbanco in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

          A Fairbanco shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Fairbanco common stock in accordance with the requirements of the Georgia Business Corporation Code must:

•	deliver to Fairbanco, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the merger is completed; and

•	not vote the shares registered in his or her name in favor of the merger agreement.

          Any filing of a written notice of intent to dissent with respect to the merger should be sent to: Nina H. Ray, Secretary, Fairbanco Holding Company, Inc., 65 Washington Street, Fairburn, Georgia 30213. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

          Within ten days after the vote of Fairbanco shareholders is taken at the special meeting, Fairbanco will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

•	states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

•	informs holders of uncertificated shares of Fairbanco common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

•	sets a date by which Fairbanco must receive the dissenting shareholder’s payment demand; and

•	is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

          Following receipt of the dissenters’ notice from Fairbanco, each dissenting Fairbanco shareholder must deposit his or her Fairbanco share certificates and demand payment from Fairbanco in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her share certificate and demand payment from Fairbanco by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

          Within ten days after the later of the date that the vote of Fairbanco shareholders is taken at the special meeting, or the date on which Fairbanco receives a payment demand, Fairbanco will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Fairbanco estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

•	Fairbanco’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how any interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Article 13 of the Georgia Business Corporation Code.

          If the dissenting shareholder chooses to accept Fairbanco’s offer of payment, he, she or it must do so by written notice to Fairbanco within 30 days after receipt of Fairbanco’s offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Fairbanco must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of Fairbanco common stock.

          If within 30 days after Fairbanco offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then Fairbanco, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Fulton County, Georgia, requesting that the fair value of those shares be determined. Fairbanco must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Fairbanco does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

          Fairbanco urges its shareholders to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix C to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

          Fairbanco has received an opinion from Kilpatrick Stockton LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

•	the merger and the issuance of shares of United common stock in connection therewith, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•	no gain or loss will be recognized by holders of Fairbanco common stock upon the exchange of such stock for United common stock as a result of the merger;

•	gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by holders of Fairbanco common stock upon their receipt of cash for their shares of Fairbanco common stock, including cash (1) in lieu of fractional shares of United common stock, and (2) upon their exercise of dissenters’ rights;

•	no gain or loss will be recognized by Fairbanco as a result of the merger;

•	the aggregate tax basis of United common stock received by shareholders of Fairbanco pursuant to the merger will be the same as the tax basis of the shares of Fairbanco common stock exchanged therefor, (1) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (2) decreased by the amount of cash received by a shareholder in the merger (other than cash received with respect to fractional shares), and (3) increased by the amount of gain recognized by a shareholder in the merger (other than gain recognized with respect to fractional shares); and

•	the holding period of the shares of United common stock received by the shareholders of Fairbanco will include the holding period of the shares of Fairbanco common stock exchanged therefor, provided that the common stock of Fairbanco is held as a capital asset on the date of the consummation of the merger.

          No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

          The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to Fairbanco shareholders. Fairbanco shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

Opinion of Fairbanco’s Financial Advisor

          Fairbanco retained Alex Sheshunoff & Co. Investment Banking, L.P. to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the shareholders of Fairbanco. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of Fairbanco retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

          On March 11, 2004, Sheshunoff rendered its oral opinion and its written opinion on April 12, 2004 to Fairbanco’s board of directors that, as of such dates, the merger consideration was fair, from a financial point of view, to the shareholders of Fairbanco.

          The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix D to this proxy statement/prospectus. The shareholders of Fairbanco are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the Board of Directors of Fairbanco and does not constitute a recommendation to any shareholder of Fairbanco as to how such shareholder should vote at Fairbanco’s special meeting.

          In connection with the fairness opinion, Sheshunoff:

1.	Reviewed the merger agreement;

2.	Reviewed certain publicly available financial statements and other information about United;

3.	Reviewed internal financial statements, operating data, and financial forecasts for Fairbanco;

4.	Conducted conversations with executive management of Fairbanco regarding recent and projected financial performance;

5.	Analyzed the present value of the after-tax cash flows Fairbanco could produce on an independent basis through the year 2008, based on assumptions provided by management;

6.	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Sheshunoff deemed to be relevant;

7.	Compared the historical stock price data and trading volume of United common stock with that of certain other comparable publicly traded companies;

8.	Compared certain financial characteristics and performance measures of United with that of certain other comparable publicly traded companies; and

9.	Compared the historical stock price performance of United common stock with that of selected indices Sheshunoff deemed relevant.

          In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by Fairbanco were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Fairbanco, and did not independently verify the validity of such assumptions.

          Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Fairbanco or United nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Fairbanco or United. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

          The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of April 9, 2004.

          In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Fairbanco, United, or the combined entity.

          In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Fairbanco or United. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Fairbanco with respect to the value of Fairbanco or United or to the fairness of the merger consideration.

          The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The following discussion contains financial information concerning Fairbanco and United as of December 31, 2003 and market information as of March 10, 2004.

          For the purposes of the following analyses, Sheshunoff utilized a value of the merger consideration of $31.47 per share and assumed United’s twenty-day average stock price was $22.77 per share. The merger consideration may have a higher or lower value depending on United’s stock price at the time of the merger.

          Fairbanco Discounted Cash Flow Analysis

          Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Fairbanco could produce on a stand-alone basis through the year 2008, under various circumstances, assuming that it performed in accordance with the projections provided by Fairbanco management.

          Sheshunoff estimated the terminal value for Fairbanco at the end of 2008 by capitalizing the final period projected earnings using a discount rate that is the quotient of (1) the assumed annual long-term growth rate of the earnings of Fairbanco of 4% plus one and (2) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 13% to 15%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Fairbanco and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $22.39 to $27.75 as shown in the table below compared to the merger consideration of $31.47.

	DISCOUNT RATE
	15.0%	14.0%	13.0%
Seller Present Value (in millions)	$16.7	$18.5	$20.7
Seller Present Value (per share)	$22.39	$24.80	$27.75

          Analysis of Selected Transactions

          Sheshunoff performed an analysis of premiums paid in selected recently completed acquisitions of thrift and bank organizations with comparable characteristics to the merger. Two sets of comparable transactions were selected to ensure a thorough analysis.

          The first set of comparable transactions consisted of a group of transactions for thrifts in the United States for which pricing data were available. These comparable transactions consisted of seventeen mergers and acquisitions of thrifts with assets between $100 million and $500 million that were announced between January 1, 2003 and February 13, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to:

1.	Tangible book value ranging from 1.00 times to 3.01 times with an average of 1.70 times and a median of 1.65 times compared with the multiples implied in the merger of 1.79 times December 31, 2003 tangible book value for Fairbanco;

2.	Last twelve months earnings ranging from 10.7 times to 62.1 times with an average of 28.6 times and a median of 19.4 times compared with the multiples implied in the merger of 16.6 times last twelve months earnings as of December 31, 2003 for Fairbanco;

3.	Total assets ranging between 8.2% and 39.2% with an average of 21.4% and a median of 20.3% compared with the multiples implied in the merger of 12.5% of December 31, 2003 total assets for Fairbanco; and

4.	Total deposits ranging from 11.5% to 67.3% with an average of 29.8% and a median of 25.3% compared with the multiples implied in the merger of 14.3% of deposits as of December 31, 2003 for Fairbanco.

          The second set of comparable transactions consisted of thrifts and banks in the Southeast Region (as defined by SNL Financial) of the United States with asset size and characteristics similar to Fairbanco for which pricing data were available. These comparable transactions consisted of twenty-two mergers and acquisitions of banks in the United States with total assets between $100 million and $400 million that were announced between January 1, 2003 and February 13, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to:

1.	Tangible book value ranging from 0.81 times to 4.80 times with an average of 2.40 times and a median of 2.46 times compared with the multiples implied in the merger of 1.79 times December 31, 2003 tangible book value for Fairbanco;

2.	Last twelve months earnings ranging from 9.5 times to 62.1 times with an average of 27.1 times and a median of 24.6 times compared with the multiples implied in the merger of 16.6 times last twelve months earnings as of December 31, 2003 for Fairbanco;

3.	Total assets ranging between 3.8% and 33.7% with an average of 20.3% and a median of 20.0% compared with the multiples implied in the merger of 12.5% of December 31, 2003 total assets for Fairbanco; and

4.	Total deposits ranging from 4.2% to 41.2% with an average of 24.9% and a median of 25.3% compared with the multiples implied in the merger of 14.3% of deposits as of December 31, 2003 for Fairbanco.

          Comparable Company Analysis

          Sheshunoff compared the operating and market results of the United to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the banks was the Active Acquisition States of the United States (as defined by Sheshunoff, consisting of GA, FL, TX, IL, PA and CA)). Within the selected region, United was compared to companies with total assets between $2 billion and $6 billion (“United Peer Group”). The data for the following tables are based on information provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry calculations or to the calculations by United in its financial statements.

		United Peer
	United	Group Median
Net Interest Margin	4.04%	4.05%
Efficiency Ratio	62.06%	53.82%
Return on Average Assets	1.04%	1.41%
Return on Average Equity	14.50%	15.13%
Equity to Asset Ratio	7.33%	9.05%
Tangible Equity to Tangible Asset Ratio	5.76%	7.72%
Ratio of Non-Performing Assets to Total Assets	0.20%	0.40%
Ratio of Non-Performing Loans to Total Loans	0.25%	0.46%
Ratio of Loan Loss Reserves to Loans	1.29%	1.39%
Ratio of Loan Loss Reserves to Non-Performing Assets	472%	255%

          Generally, United’s performance as measured by its net interest margin, and ratio of loan loss reserves to loans were similar to the United Peer Group Mean. United’s return on average assets was somewhat lower than the United Peer Group Mean; however the return on average equity was comparable. Its capital levels were also lower as shown in the equity to asset ratio and the tangible equity to tangible assets ratio. United’s asset quality as measured by its ratio of non-performing assets to total assets and its ratio of non-performing loans to total loans were better than the United Peer Group Mean. Its coverage of non-performing assets as shown by the ratio of loan loss reserves to non-performing assets was much better.

          The companies’ market results based on market data as of December 31, 2003 are shown in the following table (United’s stock price at March 10, 2004).

		United Peer
	United	Group Median
Market Price as a Multiple of Stated Book Value	2.65x	2.53x
Market Price as a Multiple of Stated Tangible Book Value	3.43x	3.16x
Price as a Multiple of LTM Earnings	21.0x	17.5x
Dividend Yield per Share	1.03%	2.13%
Dividend Payout Ratio	13.9%	35.2%

          United’s market price as a multiple of stated book value was slightly higher than its peer group and its price to stated tangible book was higher to the comparable peer group multiple. Its price to earnings multiple as shown in the price as a multiple of last twelve months earnings through December 31, 2003 was also above the comparable ratio for the United Peer Group. United’s dividend yield and dividend payout were below the respective measures for its peer group.

          Sheshunoff compared selected stock market results of United to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (1) the

NASDAQ Bank Stock index, (2) the SNL index of banks in the Southeastern Region of the U.S. (as defined by SNL Financial), and (3) the S&P 500. United’s common stock price has performed better than the selected indices for the period from March 19, 2002 through March 31, 2004.

          No company or transaction used in the comparable company and comparable transaction analyses is identical to Fairbanco, United, or United as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Fairbanco and United and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

          Pursuant to an engagement letter dated September 18, 2003, between Fairbanco and Sheshunoff, Fairbanco agreed to pay Sheshunoff a professional fee equal to 1.00% of total consideration for total consideration up to $30 million, and 1.50% of total consideration for total consideration at or above $30 million. In addition, Fairbanco agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Fairbanco also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

          The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any Fairbanco shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Fairbanco.

          Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Fairbanco pursuant to the merger is fair to the Fairbanco shareholders, from a financial point of view.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

General

          Financial and other information about United is set forth on United’s Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

Securities

          The authorized capital stock of United currently consists of 50,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of April    , 2004,     shares of common stock were issued and outstanding, exclusive of    shares held as treasury shares,    shares reserved for issuance upon the conversion of subordinated debt and    shares of common stock were reserved for issuance upon the exercise of outstanding options. At that date, United had    shares of Series A Non-Cumulative Preferred Stock issued and outstanding.

     Common Stock

          All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Subject to the right of holders of United’s Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United’s board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United’s board of directors. Upon liquidation, holders of United common stock are entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United’s Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

          The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

     Preferred Stock

          United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

          United’s board of directors has designated 287,411 of the 10,000,000 authorized shares of preferred stock as “Series A Non-Cumulative Preferred Stock.” The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1. The declaration of dividends with respect to the Series A stock is within the discretion of United’s board of directors.

          In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends. The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United. United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

     6.75% Subordinated Notes due 2012

          United has outstanding $31.5 million aggregate principal amount of 6.75% Subordinated Notes, due 2012. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes may not be redeemed prior to their maturity. No sinking fund is provided for the notes. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United’s bank subsidiaries.

     Subordinated Step-up Notes due 2015

          United has outstanding $35 million aggregate principal amount of Subordinated Step-up Notes due 2015. The notes bear interest at a fixed rate of 6.25% through September 30, 2010, and at a fixed rate of 7.5% thereafter until maturity or earlier redemption. Interest is payable semi-annually in arrears in cash on March 31 and September 30 of each year. The notes are callable at par on September 30, 2010, and September 30 of each year hereafter with maturity. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United’s bank subsidiaries.

     Convertible Subordinated Debentures

          Debentures in the principal amount of $3.1 million that are due on December 31, 2006, were outstanding as of December 31, 2003. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in additional debentures with the same terms as the outstanding debentures.

          The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $8.33 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

     Trust Preferred Securities

          United formed three wholly owned statutory trusts, which issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures. The debentures represent the sole asset of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.

          10.60% Trust Preferred Securities

          In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I (“United Statutory Trust”), which issued $5 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%. The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% beginning in 2019.

          11.295% Trust Preferred Securities

          In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II (“United Trust II”), which issued $10 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%. The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 19, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to ..565% beginning in 2019.

          8.125% Trust Preferred Securities

          In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust (“United Trust”), which issued $21 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%. The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (1) in whole or in part, on or after July 15, 2008, and (2) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the offering circular). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% beginning in 2017.

     Transfer Agent and Registrar

          The Transfer Agent and Registrar for United’s common stock and the debentures is SunTrust Bank, P.O. Box 4625, Suite 225-A, 58 Edgewood Avenue, Atlanta, Georgia 30302.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control

     Ability to Consider Other Constituencies

          United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

     Amendments to Articles of Incorporation and Bylaws

          United’s articles of incorporation specifically provide that the neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in United’s articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

     Supermajority Approval of Interested Business Combinations

          United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

     Removal of Directors

          United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

Recent Developments of United

          On April 28, 2004, United will complete a three-for-two split of its common stock in the form of a stock dividend. All per share figures in this proxy statement/prospectus reflect the effect of the stock split.

INFORMATION ABOUT FAIRBANCO HOLDING COMPANY, INC.

Description of Business

          Fairbanco is a non-diversified thrift holding company whose business is conducted by its wholly-owned subsidiary, 1st Community Bank. 1st Community Bank is a federal stock savings bank and provides a full range of banking services in its primary market area of southwestern metropolitan Atlanta. 1st Community Bank has five full-service banking offices located as follows:

•	65 Washington Street, Fairburn, Georgia 30213, telephone (770) 964-1551.

•	6789 Shannon Parkway, Union City, Georgia 30291, telephone (770) 964-0631.

•	307 North Highway 74 at Wisdom Road, Peachtree City, Georgia 30269, telephone (770) 486-5522.

•	9165 Highway 29, Palmetto, Georgia 30268, telephone (770) 463-2022.

•	71 Bullsboro Drive, Newnan, Georgia 30264, telephone (770) 252-1699.

          1st Community Bank also has an Operations Center, located at 40 Malone Street, Fairburn, Georgia 30213, telephone number (770) 964-4159.

          1st Community Bank offers a broad range of customary banking services including commercial, mortgage and consumer loans; checking, savings and time deposits accounts; wire transfers; internet banking; 24-hour telephone banking; and rental of safety deposit boxes.

          As of December 31, 2003, Fairbanco had total consolidated assets of approximately $192.1 million, total deposits of approximately $166.4 million, and total shareholders’ equity of approximately $13.7 million. At December 31, 2003, Fairbanco had 48 full time employees and 5 part-time employees.

          In September 1891, 1st Community Bank was originally chartered under the laws of the State of Georgia with the name “Fairburn Banking Company”. In January 1997, 1st Community Bank converted to a thrift charter. In 2001 since it was then serving market areas other than Fairburn, 1st Community Bank changed its name from Fairburn Banking Company to 1st Community Bank.

Competition

          1st Community Bank competes in the Fulton County, Fayette County and Coweta County, Georgia market areas. Its competition consists of major financial institutions: Bank of America, SunTrust and Wachovia, as well as community and regional banks: Newnan-Coweta Bank and Bank of Coweta in Newnan, Georgia and RBC Centura Bank in Palmetto and Union City, Georgia. In addition, 1st Community Bank competes with insurance companies, brokerage firms and other financial service organizations.

Security Ownership

          Information relating to ownership of Fairbanco common stock is based on “beneficial ownership” concepts set forth in rules issued under the Securities Exchange Act of 1934. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of that security, or “investment power”, which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

     Principal Shareholders

          The following table lists each shareholder of record that beneficially owned 5% or more of the 746,008.434 outstanding shares of Fairbanco common stock as of December 31, 2003. Unless otherwise indicated, each person or entity has sole voting and investment powers over the indicated shares.

	Number of Shares
Name and Address	Beneficially Owned		Percentage of Class
Fairbanco Holding Company, Inc. ESOP 65 Washington Street Fairburn, GA 30213	272,621.09	(1)	36.54%
Middle Georgia Corporation c/o Mr. John Gill, President P. O. Box 45 Ellaville, GA 31806	119,500.00		16.02%
Madelina Longino Turner 445 Rivertown Road Fairburn, GA 30213	68,100.00	(2)	9.13%

(1)	Consists of 210,989.04 shares which are allocated to Fairbanco ESOP participant accounts and 61,632.05 shares which are not allocated to Fairbanco ESOP participant accounts as of December 31, 2002, the latest allocation date available. There are 5 trustees of the Fairbanco ESOP – Douglas Fields, Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Betty E. Bishop. The Fairbanco ESOP participants are entitled to vote the shares allocated to their accounts on a corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or similar transactions as described in Treasury Regulations. In connection with the merger of Fairbanco with United, the Fairbanco ESOP trustees will vote (1) the shares that are not allocated to participants’ accounts and (2) the shares that are allocated to participants’ accounts but that are not voted by participants.

(2)	Includes 3,300 shares owned jointly by Ms. Turner with Dr. Howard V. Turner, Sr., her spouse. Does not include 15,480 shares held of record by Dr. Turner.

Directors and Executive Officers

     The following table lists the shares of Fairbanco common stock beneficially owned by each director and executive officer of Fairbanco and by all Fairbanco directors and executive officers as a group as of December 31, 2003.

	Number of Shares
Name	Beneficially Owned		Percentage of Class
Dr. Ben Amoss	17,100.00	(1)	2.27%
Edward H. Dodson	11,830.00	(2)	1.57%
Douglas Fields	26,413.32	(3)	3.51%
Robert W. Fuller, Jr.	34,425.73	(4)	4.58%
Nina H. Ray	26,408.51	(5)	3.51%
Dr. Howard V. Turner, Sr.	24,780.00	(6)	3.29%
Howard V. Turner, Jr.	29,790.78	(7)	3.96%
Edward C. Wyatt	13,260.00	(8)	1.76%
All Directors and Executive Officers (8 persons) as a Group	184,008.34	(9)	23.17%

(1)	Includes 2,060 shares owned by Advocates for Special Citizens, Inc. and 6,000 shares subject to presently exercisable options.

(2)	Includes 2,190 shares owned jointly by Mr. Dodson with his spouse and 6,000 shares subject to presently exercisable options.

(3)	Includes 170 shares owned jointly by Mr. Fields with his spouse; 6,000 shares subject to presently exercisable options; and 20,243.32 shares allocated to Mr. Fields’ account in the Fairbanco ESOP as of December 31, 2002, the latest allocation date available.

(4)	Includes 6,000 shares subject to presently exercisable options and 14,365.73 shares allocated to Mr. Fuller’s account in the Fairbanco ESOP as of December 31, 2002, the latest allocation date available.

(5)	Includes 6,000 shares subject to presently exercisable options and 19,358.51 shares allocated to Ms. Ray’s account in the Fairbanco ESOP as of December 31, 2002, the latest allocation date available.

(6)	Includes 3,300 shares owned jointly by Dr. Turner with Madelina Longino Turner, his spouse, and 6,000 shares subject to presently exercisable options. Does not include 64,800 shares held of record by Mrs. Turner. Dr. Howard V. Turner, Sr. and Madelina Longino Turner are husband and wife and Howard V. Turner, Jr. is their son.

(7)	Includes 100 shares owned jointly by Mr. Turner with his spouse; 1,500 shares as custodian for his children; 6,000 shares subject to presently exercisable options; and 19,450.78 shares allocated to Mr. Turner’s account in the Fairbanco ESOP as of December 31, 2002, the latest allocation date available. Dr. Howard V. Turner, Sr. and Madelina Longino Turner are husband and wife and Howard V. Turner, Jr. is their son.

(8)	Includes 6,000 shares subject to presently exercisable options.

(9)	Includes 48,000 shares subject to presently exercisable options.

Selected Financial Data

	As of and for the Years Ended December 31,
	2003	2002	2001	2000	1999
Income Statement (In thousands)
Net interest income	$6,718	$6,872	$6,884	$6,326	$5,344
Provision for loan losses	375	708	135	—	—
Non-interest income	1,112	811	850	556	868
Non-interest expense	5,474	5,753	5,173	4,666	4,380
Income taxes	508	467	888	739	697
Net income	1,473	755	1,538	1,477	1,135
Per Common Share
Basic earnings	1.91	.96	2.01	1.93	1.48
Diluted earnings	1.85	.93	1.96	1.89	1.45
Cash dividends declared(1)	.32	.32	.32	.32	.30
Book value	18.37	18.41	16.71	14.53	11.70
Basic average shares outstanding(1)	771	789	764	765	765
Diluted average shares outstanding(1)	795	811	784	784	780
At Period End (In thousands)
Loans	93,080	132,739	146,634	106,719	74,634
Earning assets	178,622	181,561	167,075	138,934	111,058
Assets	192,054	193,820	176,207	148,037	118,243
Total deposits	166,413	167,216	151,521	129,851	100,032
Shareholders’ equity	13,707	14,477	13,207	11,109	8,948
Common shares outstanding(1)(2)	746	786	790	765	765
Average Balances (In thousands)
Loans	115,480	143,801	128,406	91,999	66,903
Earning assets	184,796	177,919	155,211	127,162	109,030
Assets	195,107	187,007	162,930	134,251	109,030
Deposits	169,335	162,964	142,076	114,468	97,337
Shareholders’ equity	14,092	13,842	11,277	10,005	8,748
Weighted average shares outstanding	771	789	764	765	765
Performance Ratios
Return on average assets	.75%	.40%	.94%	1.10%	1.04%
Return on average shareholders’ equity	10.45%	5.45%	13.64%	14.76%	12.97%
Average equity to average assets	7.22%	7.40%	6.92%	7.45%	8.02%
Average loans to average deposits	68.20%	88.24%	90.38%	80.37%	68.73%

(1)	Retroactively adjusted for stock dividends.
(2)	Net of treasury shares.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion describes our results of operations for 2003 and 2002 and also analyzes our financial condition as of December 31, 2003 and 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

          We have included a number of tables to assist in our description of these measures. For example, the “Summary of Average Balance Sheets, Net Interest Income and Interest Rates” table shows the average balances during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we channel a substantial percentage of our earning assets into our loan portfolio. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a discussion and tabular illustration of our interest rate sensitivity under “Interest Rate

Sensitivity Management”. Finally, we have included a number of tables along with this discussion that provide details about our securities, our loans, our deposits and other income and expenses.

          The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the related notes and the other statistical information also included in this proxy statement/prospectus.

     Critical Accounting Policies

          We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

          We believe the allowance for loan losses and the valuation of foreclosed real estate is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to Note 1 of our consolidated financial statement which are included in this registration statement regarding our accounting policies for the allowance for loan losses and other real estate owned as well as the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

     Financial Condition at December 31, 2003 and 2002

          Overview

          Total assets at December 31, 2003 were $192.1 million, compared with $193.8 million at year-end 2002. Average assets for 2003 and 2002 were $184.8 million and $177.9 million, respectively. Our balance sheet structure has changed significantly over the past two years as we have reallocated a substantial portion of our loan portfolio into investment securities. This was done so that we could focus on resolving certain asset quality issues in our loan portfolio. During 2003 we made substantial progress on resolving our asset quality issues. Please refer to “Risk Elements of the Loan Portfolio” in this discussion regarding our asset quality.

          Interest-Earning Assets

          In banking, the predominant interest-earning assets are loans and securities. The proportion of interest-earning assets to total assets measures the effectiveness of our efforts to invest available funds into the most profitable assets. The following discussion focuses on loans, the related allowance for loan losses, and securities.

          Loans

          Total loans at December 31, 2003 were $93.1 million, compared with $132.7 million at December 31, 2002. Average loans for 2003 and 2002 were $115.5 million and $143.8 million, respectively.

          The following table presents a summary of the loan portfolio by loan type as of December 31 for the years 2003 and 2002.

Table 1 - Loan Portfolio
(dollar amounts in thousands)

	December 31,
	2003	2002
Commercial	4,381	5,420
Real estate - construction	5,542	36,577
Real estate - mortgage	77,339	84,598
Consumer	8,128	8,266

Total loans	95,390	134,861

As a percentage of total loans:
Commercial	4.6%	4.0%
Real estate - construction	5.8%	27.1%
Real estate - mortgage	81.1%	62.8%
Consumer	8.5%	6.1%

Total loans	100.0%	100.0%

          Substantially all of our loans are to customers located in our immediate market area of southwestern metropolitan Atlanta. Approximately 87% of our loan portfolio is collateralized by real estate located in our primary market area.

          The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers and fraud. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the homes to buyers, and whether the buyers can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable.

          The following table sets forth the maturity distribution of real estate construction and commercial loans, including the interest sensitivity for loans maturing in more than one year as of December 31, 2003.

Table 2 - Loan Portfolio Maturity
(dollar amounts in thousands)

					Rate Structure for
					Loans Maturing Over
	Maturity				One Year
	One Year	One through	Over Five		Fixed	Floating
	or less	Five Years	Years	Total	Rate	Rate
Commercial	$1,941	$2,057	$383	$4,381	$2,440	$—
Real estate-construction	5,542	—	—	5,542	—	—

Total	$7,483	$2,057	$383	$9,923	$2,440	$—

          Risk Elements of the Loan Portfolio

          Non-performing loans, which include loans on non-accrual status, totaled $900,000 at December 31, 2003, compared with $4.17 million at December 31, 2002. At December 31, 2003, the ratio of non-performing loans to total loans was 0.94%, compared with 3.09% at year-end 2002. Non-performing assets, which included non-performing loans and foreclosed real estate, totaled $3,071,000 at December 31, 2003, compared with $5,617,000 at December 31, 2002.

          It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. The collection of interest becomes doubtful when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected unless the loan is both well-secured and in the process of collection.

          Foreclosed real estate, or other real estate owned, represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

          Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table below do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources.

          The table below presents our non-performing loans and assets at December 31, 2003 and 2002:

Table 3 - Non-Performing Assets
(dollar amounts in thousands)

	December 31,
	2003	2002
Non-accrual loans	$900	$4,170

Total non-performing loans	900	4,170
Other real estate owned	2,171	1,447

Total non-performing assets	$3,071	$5,617

Total non-performing loans as a percentage of total loans	0.94%	3.09%
Total non-performing assets as a percentage of total assets	1.60%	2.90%

          At December 31, 2003, there were loans within our portfolio that were not classified as non-performing but for which known information about the borrowers’ financial condition caused management to have concerns about the ability of the borrowers’ to comply with the repayment terms of the loans. These loans are identified and monitored through a routine loan review process and are considered in the determination of the allowance for loan losses. Based on management’s evaluation of current market conditions, loan collateral, and secondary sources of repayment, no significant losses are anticipated in connection with these loans.

          Allowance for Loan Losses

          In making our risk evaluation and establishing an allowance level that we believe is adequate to absorb probable losses in the portfolio, we consider various sources of information. Our most important source is our ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. We also retain internal and external credit reviewers to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Loans identified as having increased credit risk are classified in accordance with our loan policy and appropriate reserves are established for each loan classification category. In addition, an unallocated component is maintained to cover uncertainties that could reasonably be expected to impact loans in the future. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The table below summarizes changes in the allowance for loan losses for each of the past two years.

Table 4 - Allowance for Loan Losses
 (dollar amounts in thousands)

(dollars in thousands)	2003	2002
Balance at the beginning of year	$1,784	$1,662
Provision for loan losses charged to operations	375	708
Loans charged to the allowance
Commercial	48	146
Real estate	52	403
Individuals	54	80

Total	154	629

Recoveries of loans previously charged off
Commercial	16	3
Real estate	5	—
Individuals	36	40

Total	57	43

Net charge-offs	97	586

Balance at the end of year	$2,062	$1,784

Ratios
Net charge offs to average loans	0.08%	0.41%
Gross charge-offs to average loans	0.13%	0.44%
Recoveries to gross charge-offs	37.01%	6.84%
Allowance for loan losses to loans at end of period	2.17%	1.33%

As of December 31, 2003, we had made no allocations of our allowance for loan losses to specific categories of loans but the allowance is cross-allocated to all loans.

          Securities

          Total securities at December 31, 2003 were $72.3 million, compared with $40.4 million at year-end 2002. Average securities for 2003 and 2002 were $58.3 million and $25.0 million, respectively. The composition and growth of the securities portfolio is reflective of management’s desire to provide balance sheet liquidity while providing a stable source of interest income that has limited credit risk. The securities portfolio at year-end 2003 primarily consists of U.S. Government and agency securities, municipal securities, mortgage-backed securities, and other securities which consists of preferred stock issued by a government sponsored corporation (Freddie Mac).

          The following table shows the carrying value of securities, all of which are classified as available for sale, by security type, as of December 31, 2003 and 2002.

Table 5 - Securities Portfolio
 (dollar amounts in thousands)

Carrying Value of Securities

	December 31,
Available For Sale	2003	2002
U.S. Government agencies	$48,700	$36,740
State and political subdivisions	1,195	—
Mortgage-backed securities	21,050	2,226
Other securities	1,369	1,447

Total	$72,314	$40,413

          As of December 31, 2003, we had $1,763,000 in unrealized losses in our securities portfolio based upon quoted market prices. In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The

market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities and preferred stock. Two out of thirty-four securities with unrealized losses at December 31, 2003 have been in a continuous unrealized loss position for greater than twelve months. One of these securities is the preferred stock issued by Freddie Mac which had an unrealized loss of $131,000 and a fair value of $1,369,000 and the other security is a debt security issued by the FHLMC which had an unrealized loss of $6,000 and a fair value of $2,494,000. All other securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. All unrealized losses at December 31, 2003 are considered temporary because of acceptable investment grades on each security or the repayment sources of principal and interest are government backed.

          The following table shows the expected maturity of the securities portfolio by maturity date and the average yield based on amortized cost as of December 31, 2003.

Table 6 - Maturities and Yields of Securities as of December 31, 2003
 (dollar amounts in thousands)

	Over One	Over Five
	Year	Years
	Through	Through	Over
	Five years	Ten Years	Ten Years	Total
U.S. Government agencies	$—	$7,468	$41,232	$48,700
State and political subdivisions	—	1,195	—	1,195
Mortgage-backed securities	28	10,360	10,662	21,050
Other securities	—	—	1,369	1,369

Total	$28	$19,023	$53,263	$72,314

Weighted average yield	7.50%	4.04%	4.44%	4.31%
Percent of total	—%	26.3%	73.7%	100.0%

          Interest-Bearing Liabilities

          Our primary source of funds is deposits and other borrowings. We emphasize attracting both commercial and consumer deposits. It is our intent to expand our deposit base in order to fund asset growth. The following discussion focuses on our deposit base and our other borrowings.

          Deposits and Other Borrowings

          Total deposits at December 31, 2003 were $166.4 million, compared with $167.2 million at year-end 2002. Average deposits for 2003 and 2002 were $169.3 million and $163.0 million, respectively. As a community-oriented bank, we view core deposits as the primary source of funding growth in interest earning assets.

          Time deposits of $100,000 or more totaled $29.4 million at December 31, 2003, compared with $35.8 million at year-end 2002. We had no brokered deposits at year-end 2003. As of December 31, 2002, we had $3 million in brokered time deposits.

          The following table presents the average amounts outstanding and the average rates paid for each of the major classifications of deposits for the 12-month periods ending December 31, 2003 and 2002:

Table 7 – Average Deposit Balances and Rates Paid Table

	2003		2002
	Average	Average	Average	Average
(dollars in thousands)	balance	rate paid	balance	rate paid
Noninterest-bearing demand	$20,346	0.00%	$18,600	0.00%
Interest-bearing demand	15,874	1.42%	13,204	1.50%
Savings and Money Market Deposit accounts	42,119	1.18%	36,794	1.34%
Time	92,002	3.26%	95,124	4.09%

Total (1)	$170,341		$163,722

(1) The rate paid on total average deposits represents the rate paid on total average interest-bearing deposits only.

          The following table sets forth the maturities of time deposits of $100,000 and greater as of December 31, 2003.

Table 8 - Maturities of Time Deposits of $100,000 and Greater
 (dollar amounts in thousands)

Three months or less	$7,364
Over three months through six months	4,757
Over six months through twelve months	5,505
Over one year	11,760

Total	$29,386

          The following table sets forth, for the periods indicated, certain information about Fairbanco’s short-term borrowings:

Table 9 – Short Term Borrowings

December 31
					Maximum
		Weighted		Weighted	Outstanding
		Average	Average	Average	At Any
(dollars in thousands)	Balance	Rate	Balance	Rate	Month-End
2003
Federal funds purchased	$—	0.00%	$1	1.45%	$—
Other short term borrowings	160	1.98%	99	1.48%	—

Total	$160	0.00%	$100	2.88%	$—

2002
Federal funds purchased	$—	0.00%	$56	1.14%	$—
Other short term borrowings	220		602	1.14%	—

Total	$220	0.00%	$658		$—

          Other short term borrowings consist of securities sold under repurchase agreements. These borrowings, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. We may be required to provide additional collateral based on the fair value of the underlying securities.

          In addition to short term borrowing arrangements, we also have borrowed $5,000,000 from the Federal Home Loan Bank of Atlanta. This borrowing is due on October 11, 2005 and bears interest at 6.26% and is collateralized by our 1-4 family residential loan portfolio. In 2002, we formed a wholly-owned grantor trust to issue cumulative trust preferred securities. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures issued by us.

          The trust preferred securities can be redeemed prior to maturity at Fairbanco’s option on or after June 27, 2007. The sole assets of the guarantor trust are the Junior Subordinated Deferrable Interest Debentures of Fairbanco (the Debentures) held by the grantor trust. The debentures have the same interest rate (three month LIBOR plus 3.65%, floating) as the trust preferred securities. We have the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred. The amount of Debentures outstanding as of December 31, 2003 is $5,155,000.

     Capital, Liquidity and Stockholders’ Equity

          Total stockholders’ equity at December 31, 2003 was $13.7 million, compared with $14.5 million at year-end 2002. Please reference our consolidated statements of stockholders’ equity included in our year end financial report which is included in this proxy statement/prospectus for a summary of items that accounts for the change in stockholders’ equity. Total cash dividends of $0.32 per share were paid in

2003 and 2002. The dividend payout ratios, as a percentage of net income, were approximately 17% and 33% for 2003 and 2002, respectively.

          We are subject to various regulatory capital requirements administered by banking regulatory agencies. The minimum ratios to be considered “well capitalized” for a bank as defined by banking regulations are five percent for leverage ratio, six percent for Tier I capital ratio, and ten percent for total risk-based capital ratio.

          The table below shows our bank subsidiary’s capital ratios as of December 31, 2003 and 2002 and the amounts required for minimum capital adequacy purposes.

Table 10 - Regulatory Capital
 (dollar amounts in thousands)

	Leverage		Tier I Risk-Based		Total Risk-Based
	Actual		Actual		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Actual	$19,211	9.93%	$19,211	17.54%	$20,454	18.67%
Regulatory minimum	7,737	4.00%	4,382	4.00%	8,763	8.00%

Excess	$11,474	5.93%	$14,829	13.54%	$11,619	10.67%
2002
Actual	$17,466	9.05%	$17,466	13.00%	$19,012	14.15%
Regulatory minimum	7,724	4.00%	5,376	4.00%	10,751	8.00%

Excess	$9,742	5.05%	$12,090	9.00%	$8,261	6.15%

          Our liquidity management policy is designed to ensure that our daily cash flow needs and those of our customers (both depositors and borrowers) are met in a cost-effective manner. Liquidity represents the ability of a bank to convert assets into cash or to obtain additional funds through borrowings. In our opinion, our liquidity position at December 31, 2003 is sufficient to meet expected cash flow requirements.

          If needed, we have the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 2003, we had arrangements with two commercial banks for short-term advances of $5,000,000.

          Reference should be made to the statements of cash flows appearing in the consolidated financial statements for a two-year analysis of the changes in cash and due from banks attributed to operating, investing, and financing activities.

     Off Balance Sheet Arrangements

          Through the operations of our bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At December 31, 2003, we had issued commitments to extend credit of $8,324,000 through various types of lending arrangements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

     Interest Rate Sensitivity Management and Gap Sensitivity

          Our Asset/Liability Management (ALCO) committee routinely performs the following: (1) reviews the interest rate risk profile to determine that the risk is within established limits of the institution (2) reviews and verifies anticipated interest rate forecasts changes , and sets rates and pricing accordingly for the institution, on both deposits and loans, (3) anticipates changes in the volume and mix of the loan and investment portfolios, and the sources of funding, i.e. Federal Funds, large and small CDs, demand deposits, time and savings deposits, and (4) monitors the local and national business and economic conditions.

          Our ALCO committee makes recommendations for corrective actions if risk profiles are out of allowable risk limitations.

          Our ALCO committee employs a service provider which utilizes an interest rate risk measurement model (referred as I/R/R/M). The information incorporated in the interest rate risk measurement model is current balance sheet and income/expense information to project changes in each category of asset and liability for the coming year. The institution uses the repricing frequency of the assets and liabilities to provide Gap analysis. Gap analysis provides a good indication of the dollar volume that will be repricing, however, it does not provide information on how they will reprice, and for this reason, a simulation modeling is performed to estimate earnings in various interest rate environments. The purpose of the simulation analysis is to test the impact of balance sheet strategies on net interest income and net income.

          Interest rate shocks are performed to test the impact of rising and falling interest rates. The rate shocks are performed on a quarterly basis, which include a level rate scenario, and a rising and falling 200 basis point scenarios. The modeling process is used to formulate strategies that will assure a reasonable rate of return on assets with minimal risks regardless of what interest rates do in the next twelve months.

          Our ongoing management of the composition of our balance sheet will protect our earnings in various interest rate environments, and will protect the economic value of equity at risk.

          The I/R/R/M measures the effects that changes in interest rates will have on earnings, and the economic value of the institution. This measurement will be accomplished by calculating the present value of future cash flows for financial instruments on the balance sheets.

          Our ultimate goal of asset and liability management and interest rate risk management is to maintain the safety, soundness, and profitability for the long term for our institution, while being an asset to our community. In addition effective asset and liability management will enable us to preserve the integrity and safety of the deposits and capital base of the organization, while attaining and sustaining a strong level of earnings for our depositors, and to assure an appropriate return to our stockholders on their investment.

          Our ALCO committee utilizes a gap analysis to determine the overall sensitivity of the balance sheet to changes in market interest rates.

          The following table summarizes our gap analysis as of December 31, 2003. A negative gap (more liabilities than assets repricing within a time period) indicates the bank’s net interest income will fall in a rising rate environment. A positive gap (more assets than liabilities repricing within a time period) indicates the bank’s net interest income will decline in a falling rate environment.

Table 11 - Interest Rate Gap Sensitivity
 (dollar amounts in thousands)

				Over
				Five
		Four	One	Years
	Within	Through	Through	and
	Three	Twelve	Five	Non-rate
	Months	Months	Years	Sensitive	Total
Interest earning assets:
Federal funds sold	$10,627	$—	$—	$—	$10,627
Securities	25,513	11,823	27,768	7,749	72,853
Loans	28,834	34,353	23,566	8,389	95,142

Total interest earning assets	64,974	46,176	51,334	16,138	$178,622

Interest bearing liabilities:
Interest-bearing demand deposit	$19,725	$—	$—	$—	$19,725
Savings deposits	5,350	—	—	—	5,350
Savings and money market deposits	43,668	—	—	—	43,668
Time deposits	17,742	31,178	35,283	—	84,203
Other borrowings	—	—	5,000	—	5,000
Securities sold under repurchase agreements	160	—	—	—	160
Subordinated debentures	5,155	—	—	—	5,155

Total interest bearing liabilities	91,800	31,178	40,283	—	163,261

Non-interest bearing sources of funds	—	—	—	—	—

Interest sensitivity gap	(26,826)	14,998	11,051	16,138	15,361

Cumulative sensitivity gap	(26,826)	(11,828)	(777)	15,361

          At December 31, 2003, the one-year cumulative gap was a negative $11.8 million. This indicates that our net interest income will decrease in a rising rate environment and increase in a declining rate environment. This is commonly referred to as being “liability sensitive”. As stated above, there are significant limitations of gap analysis for determining the impact of rate changes on a bank’s net interest income. For example, although certain assets and liabilities may have similar maturity or repricing characteristics, they may react differently to changes in market rates. In addition, some assets that have adjustable rates may have contractual terms that limit the frequency and amount of rate increases.

     Results of Operations for the Years Ended December 31, 2003 and 2002

          Net income was $1.47 million in 2003, an increase of 95.2% from the $755,000 earned in 2002. Diluted earnings per share were $1.85 for 2003, compared with $0.93 reported for 2002, an increase of 98.9%. Return on average assets and return on average shareholders’ equity for 2003 were 0.75% and 10.45%, respectively, compared with 0.40% and 5.45%, respectively, for 2002.

     Net Interest Income

          Net interest income, which represents the difference between interest earned on assets and interest paid on deposits and other borrowings, is the single largest component of our operating income. Net interest income totaled $6.72 million in 2003, compared with $6.87 million in 2002. The decrease in net interest income during 2003 is primarily attributable to increased competitive pressure on both loan and deposit rates due to the low interest rate environment and to the reallocation of interest-earning assets during 2003 from loans to low yielding securities. The net interest margin, on a tax-equivalent basis, was 3.64% in 2003, compared with 3.86% in 2002. The compression of the net interest margin of 22 basis points from 2002 to 2003 is primarily attributable to increased competitive pricing pressure on both loans and deposits.

          The following table shows, for the past two years, the relationship between interest income and interest expense and the average balances of interest earning assets and interest bearing liabilities.

Table 12 - Average Consolidated Balance Sheets and Net Interest Analysis
 (dollar amounts in thousands)

	2003			2002
	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
INTEREST EARNING ASSETS
Loans, net of unearned income*	$115,480	$8,080	7.00%	$143,801	$10,324	7.18%
Investment securities	58,376	2,825	4.84%	24,974	1,457	5.83%
Federal funds sold	10,940	114	1.04%	9,144	143	1.57%

Total interest earning assets	184,796	11,019	5.96%	177,919	11,924	6.70%

NONEARNING ASSETS
Cash and due from banks	5,870			5,027
Premises and equipment	3,602			2,577
Other assets	2,843			3,157
Allowance for loan losses	(2,004)			(1,673)

Total Assets	$195,107			$187,007

LIABILITIES & STOCKHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES
Demand deposits	$15,874	226	1.42%	$13,204	198	1.50%
Savings and money market deposits	42,120	498	1.18%	36,794	492	1.34%
Time deposits	92,002	2,995	3.26%	95,124	3,887	4.09%

Total interest bearing deposits	149,996	3,719	2.48%	145,122	4,577	3.15%

Securities sold under repurchase agreements	99	2	1.47%	658	8	1.14%
Other borrowings	5,000	320	6.40%	5,001	319	6.38%
Subordinated debentures	5,155	260	5.05%	2,641	148	5.62%

Total interest bearing liabilities	160,250	4,301	2.68%	153,422	5,052	3.29%

NONINTEREST-BEARING LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand deposits	19,339			17,842
Accrued expenses and other liabilities	1,426			1,901
Stockholders’ equity	14,092			13,842

Total liabilities and stockholders’ equity	$195,107			$187,007

Net interest rate spread		$6,718	3.28%		$6,872	3.41%
Net yield on total interest earning assets		$6,718	3.64%		$6,872	3.86%

*	Loans on nonaccrual status have been included in the computation of average balances

          The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by us on such assets and liabilities from 2002 to 2003. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Table 13 - Change in Interest Income and Expense
 (dollar amounts in thousands)

	Due to
	Change in		Total Increase
(dollars in thousands)	Volume	Rate	(Decrease)
INTEREST INCOME
Loans, net of unearned income	$(1,990)	$(254)	$(2,244)
Investment securities	$1,652	$(284)	$1,368
Federal funds sold	25	(54)	(29)

Total interest income	(313)	(592)	(905)

INTEREST EXPENSE
Demand deposits	39	(11)	28
Savings and money market deposits	68	(62)	6
Time deposits	(124)	(768)	(892)

Total interest bearing deposits	(17)	(841)	(858)

Securities sold under repurchase agreements	(8)	2	(6)
Other borrowings	—	1	1
Subordinated debentures	128	(16)	112

Total interest expense	103	(854)	(751)

Change in net interest income	$(416)	$262	$(154)

* Loans on nonaccrual status have been included in the computation of average balances

          Provision for Loan Losses, Net Loan Charge-Offs, and the Allowance for Loan Losses

          We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based upon management’s estimate of potential losses. Actual losses for these loans may vary significantly from this estimate.

          The provision for loan losses is charged to current earnings to bring the allowance for loan losses to a level deemed appropriate by management. Actual loan losses, net of recoveries, are charged directly to the allowance for loan losses. The amount of the provision for loan losses is based on the growth of the loan portfolio, the amount of net loan losses incurred and management’s estimation of potential future losses based on an evaluation of the risk in the loan portfolio.

          The provision for loan losses in 2003 was $375,000, compared with $708,000 in 2002. As a percentage of average outstanding loans, the provisions recorded in 2003 and 2002 were 0.39% and 0.53%, respectively. Net loan charge-offs as a percentage of average outstanding loans for 2003 were 0.10%, and 0.44% in 2002. The decrease in provision and net charge-offs in 2003 is the result of a contraction of the loan portfolio and a general improvement in the asset quality of our loan portfolio.

          For a more detailed discussion of changes in the allowance for loan losses, risk elements and general credit quality, see “Allowance for Loan Losses” earlier in this discussion. The future level of the allowance and provision for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

          Non-interest Income

          Total non-interest income for 2003 was $1.11 million, compared with $811,000 in 2002. The primary source of non-interest income for us is service charges and fees on deposit accounts. Total service charges on deposit accounts for 2003 were $631,000, compared with $573,000 in 2002. The increase in service charges is due to an 11% increase in transaction based deposit accounts during 2003.

          Non-interest income was also increased from net gains on sales of securities available-for-sale which increased $157,000 from $39,000 in 2002 to $196,000 in 2003. During 2003, a significant amount of interest-earning assets were reallocated from loans into securities. Certain securities were sold during the year as part of this reallocation process.

          Non-interest Expense

          Total non-interest expense for 2003 was $5.47 million, compared with $5.75 million in 2002. The single largest component of non-interest expense is employee salary and benefits, which totaled $2.91 million in 2003, compared with $3.08 million in 2002. The slight decrease in salary and benefit expense during 2003 was due to a decline in the number of personnel.

          Occupancy and equipment expense were stable during 2003 as compared to 2002 decreasing from $763,000 in 2002 to $753,000 in 2003. There were no significant changes within the individual components of this category.

          Other operating expense for 2003 decreased 5% to $1.81 million from $1.91 million in 2002. The decrease in 2003 was primarily due to lower advertising expenses and lower expenses associated with banking supplies. During 2003, advertising expenses decreased $58,000 and banking supplies decreased $41,000. The expenses decreased as a result of our focus on monitoring and resolving our problem assets versus business growth and development.

          The efficiency ratio, which measures a bank’s total operating expenses as a percentage of net interest income (before provision for loan losses) plus non-interest income, was 73.91% for 2003, compared with 67.98% for 2002.

          Income Taxes

          We had income tax expense of $508,000 in 2003, compared with $467,000 in 2002. Our effective tax rate (expressed as a percentage of pre-tax income) for 2003 and 2002 was 25.6% and 38.2%, respectively. The decrease in the effective tax rates from 2002 to 2003 was due to the recognition in 2003 of all remaining valuation allowances that were held against deferred tax assets. During the year 2001, deferred tax assets related to timing differences associated with the allowance for loan losses were partially recognized. Deferred tax assets related to the allowance for loan losses were not recognized prior to this date. To verify the future benefit of these assets, a valuation allowance was carried on the books for 2001 and 2002. As of December 31, 2002, the valuation allowance totaled $185,000 and we assessed the continuing need for this allowance during 2003. The valuation allowance was recognized during 2003 as a credit to income tax expense.

          Impact of Inflation and Price Changes

          Our asset and liabilities, like most financial services companies, are mostly financial in nature. Unlike industrial firms, relatively little investment is held in fixed assets or inventory. Inflation can have a significant impact on asset growth and the resulting need to increase equity capital at higher than expected rates to maintain required capital ratios. Inflationary pressures also have a significant impact on the interest rate environment which in turn has a significant impact on our pricing strategies. We believe the potential impact of inflation on our financial performance depends upon how well we react to inflationary pressures. Our asset/liability management policy and the periodic review of the pricing of our banking products and services are both designed to manage the risk of inflation.

INTEREST OF CERTAIN PERSONS IN THE MERGER

          Interests of executive officers and directors of Fairbanco in the proposed merger are discussed above under the heading “Details of the Proposed Merger–Interest of Management in the Merger”, at page 17.

LEGAL MATTERS

          Kilpatrick Stockton LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 21,336 shares of United common stock.

EXPERTS

          The audited consolidated financial statements of United and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, independent public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

          The audited consolidated financial statements of Fairbanco and subsidiary, for each of the two years in the period ended December 31, 2003, included in this proxy statement/prospectus have been audited by Mauldin & Jenkins, LLC independent public accounts, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

          Management of Fairbanco knows of no other matters which may be brought before the special shareholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

          United is subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024,

450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

          United has filed a registration statement on Form S-4 to register the United common stock to be issued to the Fairbanco shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of Fairbanco for the special meeting of Fairbanco shareholders to be held on May    , 2004, as described herein. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          This document incorporates important business and financial information about United which is not included in or delivered with this proxy statement/prospectus. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

•	United’s Form 10-K for the fiscal year ended December 31, 2003;

•	United’s Proxy Statement for the 2004 Annual Meeting;

•	All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003 and prior to the date the merger is completed; and

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

          Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this proxy statement/prospectus. Fairbanco shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Rex S. Schuette, Chief Financial Officer, United Community Banks, Inc., at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 745-2151. If you would like to request documents, please do so by    , 2004 to receive them before the special shareholders meeting.

          All information concerning United and its subsidiaries has been furnished by United, and all information concerning Fairbanco and its subsidiary has been furnished by Fairbanco. Fairbanco shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making a decision to vote on the merger. No person has been authorized to provide Fairbanco shareholders with information that is different from that contained in this proxy statement/prospectus.

          This proxy statement/prospectus is dated        , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

          This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Fairbanco since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          This proxy statement/prospectus (an other documents to which it refers) contains forward-looking statements regarding United and Fairbanco, including, without limitation, statements relating to United’s and Fairbanco’s expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of United’s and Fairbanco’s management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

•	economic conditions (both generally, and more specifically in the markets where United and Fairbanco operate);

•	competition from other companies that provide financial services similar to those offered by United and Fairbanco;

•	government regulation and legislation;

•	changes in interest rates;

•	unexpected changes in the financial stability and liquidity of United’s and Fairbanco’s credit customers;

•	combining the businesses of United and Fairbanco may cost more or take longer than expected;

•	integrating the businesses and technologies of United and Fairbanco may be more difficult than expected;

•	retaining key personnel of United and Fairbanco may be more difficult than expected;

•	revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

•	expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

•	technological changes may increase competitive pressures and increase costs.

          We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2003

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Fairbanco Holding Company, Inc.
Fairburn, Georgia

      We have audited the accompanying consolidated balance sheets of Fairbanco Holding Company, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fairbanco Holding Company, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 6, 2004, except
for Note 19 as to which
the date is March 11, 2004

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$7,669,338	$7,481,315
Federal funds sold	10,627,000	5,853,000
Securities available-for-sale	72,314,055	40,412,915
Other securities	539,000	771,500
Loans	95,141,795	134,523,152
Less allowance for loan losses	2,062,132	1,783,709

Loans, net	93,079,663	132,739,443
Premises and equipment	1,631,547	2,036,529
Other real estate owned	2,171,010	1,447,161
Other assets	4,022,749	3,077,708

Total assets	$192,054,362	$193,819,571

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$18,816,714	$17,587,977
Interest-bearing	147,596,272	149,628,000

Total deposits	166,412,986	167,215,977
Securities sold under repurchase agreements	160,290	220,182
Other borrowings	5,000,000	5,000,000
Subordinated debentures	5,155,000	5,155,000
Other liabilities	1,619,194	1,751,613

Total liabilities	178,347,470	179,342,772

Commitments and contingencies
Stockholders’ equity
Common stock, par value $5; 1,000,000 shares authorized, 820,490 issued and outstanding	4,102,450	4,102,450
Capital surplus	1,944,736	1,808,333
Retained earnings	10,627,282	9,392,832
Accumulated other comprehensive income (loss)	(1,163,880)	305,208

	15,510,588	15,608,823
Less cost of 74,482 and 34,078 shares of treasury stock	1,258,087	450,013
Less unearned ESOP shares	545,609	682,011

Total stockholders’ equity	13,706,892	14,476,799

Total liabilities and stockholders’ equity	$192,054,362	$193,819,571

See Notes to Consolidated Financial Statements.

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income
Loans, including fees	$8,079,609	$10,323,948
Taxable securities	2,808,182	1,456,633
Nontaxable securities	16,567	—
Federal funds sold	114,158	143,356

Total interest income	11,018,516	11,923,937

Interest expense
Deposits	3,719,009	4,577,355
Federal funds purchased and securities sold under repurchase agreements	1,470	7,493
Other borrowings	319,986	319,207
Subordinated debentures	260,471	148,338

Total interest expense	4,300,936	5,052,393

Net interest income	6,717,580	6,871,544
Provision for loan losses	375,000	708,000

Net interest income after provision for loan losses	6,342,580	6,163,544

Other income
Service charges on deposit accounts	630,769	573,231
Other commissions and fees	102,644	89,636
Securities transactions, net	195,730	38,738
Other operating income	183,472	109,612

Total other income	1,112,615	811,217

Other expenses
Salaries and employee benefits	2,906,899	3,080,373
Occupancy and equipment expenses	752,834	762,864
Other operating expenses	1,814,590	1,909,855

Total other expenses	5,474,323	5,753,092

Income before income taxes	1,980,872	1,221,669
Income tax expense	507,699	466,873

Net income	$1,473,173	$754,796

Basic earnings per share	$1.91	$0.96

Diluted earnings per share	$1.85	$0.93

See Notes to Consolidated Financial Statements.

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net income	$1,473,173	$754,796

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities arising during period, net of tax (benefit) of $(690,255) and $312,769, respectively	(1,339,906)	607,140
Reclassification adjustment for gains realized in net income on securities, net of tax of $66,548 and $13,171, respectively	(129,182)	(25,567)

Other comprehensive income (loss)	(1,469,088)	581,573

Comprehensive income	$4,085	$1,336,369

See Notes to Consolidated Financial Statements.

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

					Accumulated
	Common Stock				Other	Treasury Stock		Unearned	Total
			Capital	Retained	Comprehensive			ESOP	Stockholders’
	Shares	Par Value	Surplus	Earnings	Income (Loss)	Shares	Cost	Shares	Equity
Balance, December 31, 2001	820,490	$4,102,450	$1,685,572	$8,889,688	$(276,365)	30,182	$(375,998)	$(818,413)	$13,206,934
Net income	—	—	—	754,796	—	—	—	—	754,796
Purchase of treasury stock	—	—	—	—	—	3,896	(74,015)	—	(74,015)
Dividends declared, $.32 per share	—	—	—	(251,652)	—	—	—	—	(251,652)
Repayment of ESOP loan	—	—	—	—	—	—	—	136,402	136,402
Excess of fair value over cost of ESOP shares released	—	—	122,761	—	—	—	—	—	122,761
Other comprehensive income	—	—	—	—	581,573	—	—	—	581,573

Balance, December 31, 2002	820,490	4,102,450	1,808,333	9,392,832	305,208	34,078	(450,013)	(682,011)	14,476,799
Net income	—	—	—	1,473,173	—	—	—	—	1,473,173
Purchase of treasury stock	—	—	—	—	—	40,404	(808,074)	—	(808,074)
Dividends declared, $.32 per share	—	—	—	(238,723)	—	—	—	—	(238,723)
Repayment of ESOP loan	—	—	—	—	—	—	—	136,402	136,402
Excess of fair value over cost of ESOP shares released	—	—	136,403	—	—	—	—	—	136,403
Other comprehensive loss	—	—	—	—	(1,469,088)	—	—	—	(1,469,088)

Balance, December 31, 2003	820,490	$4,102,450	$1,944,736	$10,627,282	$(1,163,880)	74,482	$(1,258,087)	$(545,609)	$13,706,892

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
OPERATING ACTIVITIES
Net income	$1,473,173	$754,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	296,941	317,199
ESOP compensation expense	272,805	259,163
Provision for loan loss	375,000	708,000
Deferred income taxes	12,844	(116,476)
Gain on sales of securities	(195,730)	(38,738)
Net loss on other real estate owned	70,182	111,600
(Increase) decrease in interest receivable	81,670	(5,244)
Decrease in interest payable	(304,786)	(326,388)
Net other operating activities	138,166	121,624

Net cash provided by operating activities	2,220,265	1,785,536

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(85,619,175)	(37,545,705)
Proceeds from sales of securities available-for-sale	15,139,701	9,916,027
Proceeds from maturities of securities available-for-sale	36,548,174	6,915,302
Net increase in federal funds sold	(4,774,000)	(5,853,000)
Net decrease in loans	38,518,949	11,627,819
Purchase of premises and equipment, net	(77,832)	(487,150)
Additions to other real estate owned	(534,109)	—
Proceeds from sales of other real estate owned	675,730	—

Net cash used in investing activities	(122,562)	(15,426,707)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(802,991)	15,695,265
Net decrease in federal funds purchased	—	(3,080,000)
Net decrease in securities sold under repurchase agreements	(59,892)	(1,092,318)
Net proceeds from issuance of subordinated debentures	—	4,836,700
Purchase of treasury stock	(808,074)	(74,015)
Dividends paid	(238,723)	(251,652)

Net cash provided by (used in) financing activities	(1,909,680)	16,033,980

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net increase in cash and due from banks	$188,023	$2,392,809
Cash and due from banks at beginning of year	7,481,315	5,088,506

Cash and due from banks at end of year	$7,669,338	$7,481,315

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$4,605,722	$5,378,781
Income taxes	$588,858	$716,134
NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$1,528,831	$1,558,761
Financed sales of other real estate owned	$763,000	$—

See Notes to Consolidated Financial Statements.

FAIRBANCO HOLDING COMPANY, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Fairbanco Holding Company, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, 1st Community Bank (the “Bank”). The Bank is a federal stock savings bank and provides a full range of banking services in its primary market area of the southwestern metropolitan Atlanta area.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, federal funds purchased and securities sold under repurchase agreements are reported net.

The Company maintains amounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

All securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Other securities without a readily determinable fair value are reported at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of available for sale securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2003:
U.S. Government and agency securities	$49,899,522	$6,224	$(1,206,199)	$48,699,547
State, county, and municipal	1,225,705	—	(30,745)	1,194,960
FHLMC preferred stock	1,500,000	—	(130,800)	1,369,200
Mortgage-backed securities	21,452,283	38,817	(440,752)	21,050,348

	$74,077,510	$45,041	$(1,808,496)	$72,314,055

December 31, 2002:
U.S. Government and agency securities	$36,253,331	$499,680	$(13,230)	$36,739,781
FHLMC preferred stock	1,486,521	—	(39,021)	1,447,500
Mortgage-backed securities	2,210,627	15,007	—	2,225,634

	$39,950,479	$514,687	$(52,251)	$40,412,915

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities and preferred stock. Two out of thirty-four securities with unrealized losses at December 31, 2003 have been in a continuous unrealized loss position for greater than twelve months. One of these securities is the preferred stock issued by the Federal Home Loan Mortgage Corporation (FHLMC) and the other security is a debt security issued by the FHLMC which had an unrealized loss of $6,250 and a fair value of $2,493,750. All other securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. All unrealized losses at December 31, 2003 are considered temporary because of acceptable investment grades on each security or the repayment sources of principal and interest are government backed.

Other securities are comprised of the following:

	December 31,
	2003	2002
Federal Home Loan Bank	$334,000	$566,500
Trust preferred securities	155,000	155,000
Community Financial Services, Inc.	50,000	50,000

	$539,000	$771,500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale
	Amortized	Fair
	Cost	Value
Due within one year	$38,404,247	$37,336,036
Due from one to five years	—	—
Due from five to ten years	3,722,801	3,695,742
Due after ten years	10,498,179	10,231,929
Mortgage-backed securities	21,452,283	21,050,348

	$74,077,510	$72,314,055

Securities with a carrying value of approximately $23,995,000 and $21,739,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gross gains and losses on sales of securities consist of the following:

	Years Ended December 31,
	2003	2002
Gross gains	$199,999	$38,738
Gross losses	(4,269)	—

Net realized gains	$195,730	$38,738

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial	$4,381,000	$5,420,000
Real estate – construction	5,542,000	36,577,000
Real estate – mortgage	77,339,000	84,598,000
Consumer and other	8,128,398	8,266,384

	95,390,398	134,861,384
Unearned loan fees	(248,603)	(338,232)
Allowance for loan losses	(2,062,132)	(1,783,709)

Loans, net	$93,079,663	$132,739,443

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002
Balance, beginning of year	$1,783,709	$1,662,047
Provision for loan losses	375,000	708,000
Loans charged off	(153,533)	(629,134)
Recoveries of loans previously charged off	56,956	42,796

Balance, end of year	$2,062,132	$1,783,709

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended
	December 31,
	2003	2002
Impaired loans without a valuation allowance	$623,586	$3,118,440
Impaired loans with a valuation allowance	276,533	1,051,626

Total impaired loans	$900,119	$4,170,066

Valuation allowance related to impaired loans	$147,000	$32,000

Average investment in impaired loans	$2,789,000	$3,724,000

During the year ended December 31, 2003, approximately $200,000 of interest income was collected and recognized on impaired loans. There were no significant amounts of interest income recognized on impaired loans for the year ended December 31, 2002.

Loans on nonaccrual status totaled $900,119 and $4,170,066 at December 31, 2003 and 2002, respectively. Loans past due ninety days or more and still accruing interest totaled approximately $5,000 and $451,000 at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$308,982
Advances	69,739
Repayments	(91,837)

Balance, end of year	$286,884

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$578,125	$578,125
Buildings	1,302,161	1,498,488
Equipment	2,973,809	2,913,015

	4,854,095	4,989,628
Accumulated depreciation	(3,222,548)	(2,953,099)

	$1,631,547	$2,036,529

Leases

The Company has leased three of its branch locations under various noncancelable operating agreements, one of which is from a related party, which require various minimum annual rentals, payment of property taxes, normal maintenance, and insurance.

The total minimum rental commitment at December 31, 2003 is due as follows:

During the year ending December 31,
2004	$48,664
2005	3,510

$52,174

The total rental expense for the years ended December 31, 2003 and 2002 is $62,115 and $71,769, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $29,386,125 and $35,844,569, respectively. The Company had brokered certificates of deposit of $0 and $2,988,750 as of December 31, 2003 and 2002, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$48,653,812
2005	7,405,990
2006	3,830,976
2007	14,194,838
2008	10,117,563

$84,203,179

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2003	2002
Federal Home Loan Bank advance with interest payable quarterly at 6.26%, matures on October 11, 2005.	$5,000,000	$5,000,000

The advance is collateralized by a blanket lien on the Bank’s 1-4 family mortgage loans. The loans pledged as collateral had an approximate carrying amount of $13,335,000 as of December 31, 2003.

NOTE 7. SUBORDINATED DEBENTURES

In 2002, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after June 27, 2007. The sole assets of the guarantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the Debentures) held by the grantor trust. The debentures have the same interest rate (three month LIBOR plus 3.65%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the “Preferred Securities Guarantee”). The Preferred Securities Guarantee, when taken together with the Company’s other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

The trust preferred securities and the related debentures were issued on June 27, 2002. Distributions on the trust preferred securities are paid quarterly on March 30, June 30, September 30 and December 30 of each year, beginning September 30, 2002. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of Debentures outstanding at December 31, 2003 and 2002 was $5,155,000. Certain issue costs have been deferred and recorded in other assets in the accompanying balance sheet. The issue costs are being amortized over the life of the debentures, and the outstanding balance of the unamortized issue costs at December 31, 2003 was $155,135.

NOTE 8. DEFERRED COMPENSATION PLAN

The Company has deferred compensation agreements with its directors, which provide benefits payable at age sixty-two or if he or she becomes totally disabled. Under certain circumstances, benefits are payable to his or her beneficiary. The present value of the estimated liability under these agreements is being accrued over the expected remaining years of service. The Company had accrued $179,596 and $110,340 at December 31, 2003 and 2002, respectively, under the plan, and the amounts are included in other liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DEFERRED COMPENSATION PLAN (Continued)

To offset the cost of the above plan, the Company purchased life insurance on the lives of the directors and entered into an Endorsement Method Split Dollar Plan Agreement with each of the directors. Under these agreements, the Company is the owner of the policies and the directors designate beneficiaries to receive their share of the proceeds upon death. The division of the death proceeds is as follows: (a) the insureds’ beneficiaries are entitled to 80% of the net amount at risk (generally the total proceeds less the cash value), and (b) the Company is entitled to the remainder.

The cash surrender values of the insurance policies at December 31, 2003 and 2002 was $1,374,604 and $1,323,743, respectively, and the amounts are included in other assets.

NOTE 9. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The 1st Community Bank Profit Sharing and Savings Plan (the “Plan”) provides funds at retirement for its eligible employees. Contributions are made through salary deductions, and the Company contributes certain matching funds. The Plan is intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended, and Sections 401(a), 401(k), and 501(a) of the Internal Revenue Code of 1976, as amended. The Company contributed $94,557 and $102,551 to the Plan during 2003 and 2002, respectively.

Employee Stock Ownership Plan

The Fairbanco Holding Company, Inc. Employee Stock Ownership Plan (the “ESOP”) was established for eligible employees and is designed to meet the requirements of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, as amended. Allocation of the Company stock held by the ESOP to individual employees is based on the ratio of the participant’s compensation (as defined) to total compensation of all participants and the number of shares of stock available for allocation. Unallocated shares are released based on the ratio of current principal payments to total principal of notes used by the ESOP to acquire stock in the Company.

The ESOP has a note due the Company for the purchase of shares of Company stock from various shareholders. The advance is being repaid principally by cash contributions from the Bank to the ESOP. The provisions of Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans, have been applied to the intercompany loan and in accordance with the SOP, all intercompany interest income and interest expense has been eliminated in consolidation. At December 31, 2003 and 2002, the remaining outstanding principal balance of the note was $545,609 and $682,011, respectively.

The Bank makes cash contributions to the ESOP, which are principally used by the ESOP to make loan and interest payments. Compensation expense related to the ESOP is based upon the debt service requirements and the excess of the fair market value over the cost of the shares allocated at the time of allocation. Dividends on the Company’s stock may be used by the ESOP to repay loans or may be allocated to participants’ accounts.

Compensation expense recognized by the Company in 2003 and 2002 related to the ESOP was $272,805 and $259,163. At December 31, 2003, an estimated 218,060 shares were allocated to participants’ accounts and 54,561 shares were unallocated. The estimated fair market value of the unallocated shares at December 31, 2003 was $1,091,220.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK-BASED COMPENSATION

The Company has a director stock option plan with 100,000 shares reserved for grant. Option prices are determined by a Board of Directors appointed committee, but cannot be less than the fair value of the Company’s common stock on the date of the grant. The options are exercisable under varying rates as determined by the committee up to ten years from the date of grant. As of December 31, 2003, there were 52,000 options available for grant. The weighted average remaining life of the options at December 31, 2003 is 3.9 years. All outstanding stock options were fully vested and exercisable as of December 31, 2003 and 2002. Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2003		2002
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price
Under option, beginning of year	48,000	$10.20	48,000	$10.20
Granted	—	—	—	—
Exercised	—	—	—	—

Under option, end of year	48,000	$10.20	48,000	$10.20

NOTE 11. INCOME TAXES

     Income tax expense consists of the following:

	Years Ended December 31,
	2003	2002
Current	$679,960	$583,349
Deferred	12,844	(116,476)
Change in valuation allowance	(185,105)	—

Income tax expense	$507,699	$466,873

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002
Tax provision at federal statutory rate	$673,496	$415,367
Other	19,308	51,506
Change in valuation allowance	(185,105)	—

Income tax expense	$507,699	$466,873

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred income tax assets:
Reserve for loan losses	$627,722	$707,761
Deferred compensation	67,772	41,638
Deferred gain	40,216	—
Securities available-for-sale	599,575	—

	1,335,285	749,399

Valuation allowance	—	(185,105)

	1,335,285	564,294

Deferred income tax liabilities:
Depreciation	139,744	140,589
Securities available-for-sale	—	157,228

	139,744	297,817

Net deferred income tax assets	$1,195,541	$266,477

NOTE 12. EARNINGS PER SHARE

The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per share:

	Year Ended December 31, 2003
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount
Basic earnings per share	$1,473,173	771,261	$1.91

Effect of Dilutive Securities
Stock options	—	23,520

Diluted earnings per share	$1,473,173	794,781	$1.85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. EARNINGS PER SHARE (Continued)

	Year Ended December 31, 2002
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount
Basic earnings per share	$754,796	788,685	$0.96

Effect of Dilutive Securities
Stock options	—	22,232

Diluted earnings per share	$754,796	810,917	$0.93

NOTE 13. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Commitments to extend credit	$8,105,814	$16,877,399
Standby letters of credit	218,647	304,509

	$8,324,461	$17,181,908

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 14. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in the southwestern metropolitan Atlanta area. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

Eighty-seven percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of unimpaired capital and surplus, as defined, or approximately $3,067,000.

NOTE 15. REGULATORY MATTERS

The Company and Bank are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. Currently, approximately $1,200,000 may be paid without prior regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and to Tier I capital to adjusted total assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. REGULATORY MATTERS (Continued)

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The holding company is not subject to prompt corrective action provisions; therefore these ratios have not been presented.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$21,404	19.48%	$8,789	8.00%	N/A	N/A
Bank	$20,454	18.67%	$8,763	8.00%	$10,954	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$19,828	18.05%	$4,395	4.00%	N/A	N/A
Bank	$19,211	17.54%	$4,382	4.00%	$6,573	6.00%
Tier I Capital to Adjusted Total Assets:
Consolidated	$19,828	10.23%	$7,750	4.00%	N/A	N/A
Bank	$19,211	9.93%	$7,737	4.00%	$9,672	5.00%
Tangible capital ratio:
Bank	$19,211	9.93%	$2,902	1.50%	N/A	N/A
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$19,396	14.42%	$10,764	8.00%	N/A	N/A
Bank	$19,012	14.15%	$10,751	8.00%	$13,438	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$17,715	13.17%	$5,382	4.00%	N/A	N/A
Bank	$17,466	13.00%	$5,376	4.00%	$8,063	6.00%
Tier I Capital to Adjusted Total Assets:
Consolidated	$17,715	9.17%	$7,731	4.00%	N/A	N/A
Bank	$17,466	9.05%	$7,724	4.00%	$9,655	5.00%
Tangible capital ratio:
Bank	$17,466	9.05%	$2,897	1.50%	N/A	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions.

Cash, Due from Banks and Federal Funds Sold: The carrying amounts of cash, due from banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on quoted market prices. The carrying values of equity securities, including other securities, with no readily determinable fair value approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Repurchase Agreements and Other Borrowings: The carrying amounts of the Company’s securities sold under repurchase agreements and other borrowings approximate their fair value for variable rate and short-term borrowings. Fair values for fixed rate borrowings are estimated using discounted cash flow models using current market interest rates offered on similar borrowings.

Subordinated Debentures: The carrying amounts of variable rate subordinated debentures approximate their fair values.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments: Fair values of the Company’s off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. Since the majority of the Company’s off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values and carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks and federal funds sold	$18,296,338	$18,296,338	$13,334,315	$13,334,315
Securities available-for-sale	72,314,055	72,314,055	40,412,915	40,412,915
Other securities	539,000	539,000	771,500	771,500
Loans	93,079,663	96,965,000	132,739,443	136,303,000
Accrued interest receivable	1,016,496	1,016,496	1,098,166	1,098,166
Financial liabilities:
Deposits	166,412,986	169,663,000	167,215,977	171,384,000
Securities sold under repurchase agreements	160,290	160,290	220,182	220,182
Other borrowings	5,000,000	5,387,000	5,000,000	5,422,000
Subordinated debentures	5,155,000	5,155,000	5,155,000	5,155,000
Accrued interest payable	1,031,400	1,031,400	1,336,186	1,336,186

NOTE 17. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2003	2002
Other expenses:
Stationery and supplies	$158,990	$199,839
Data processing	550,095	519,205
Legal and professional	221,024	234,643
Regulatory fees and assessments	122,878	90,082

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Fairbanco Holding Company, Inc. as of and for the years ended December 31, 2003 and 2002.

CONDENSED BALANCE SHEETS

	2003	2002
Assets
Cash	$512,040	$1,502,435
Investment in subsidiary	18,046,821	17,770,917
Securities	155,000	155,000
Other assets	183,776	203,447

Total assets	$18,897,637	$19,631,799

Liabilities
Subordinated debentures	$5,155,000	$5,155,000
Other liabilities	35,745	—

	5,190,745	5,155,000

Stockholders’ equity	13,706,892	14,476,799

Total liabilities and stockholders’ equity	$18,897,637	$19,631,799

CONDENSED STATEMENTS OF INCOME

	2003	2002
Income
Interest on intercompany loan	$26,028	$35,925
Interest on trust preferred securities	7,668	4,379
Other	4,255	—

	37,951	40,304

Expense
Interest on subordinated debentures	260,471	148,338
Other	8,475	4,702

	268,946	153,040

Loss before income tax benefits and undistributed earnings of subsidiary	(230,995)	(112,736)
Income tax benefits	95,579	42,840

Loss before undistributed earnings of subsidiary	(135,416)	(69,896)
Undistributed earnings of subsidiary	1,608,589	824,692

Net income	$1,473,173	$754,796

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2003	2002
OPERATING ACTIVITIES
Net income	$1,473,173	$754,796
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of subsidiary	(1,608,589)	(824,692)
Net other operating activities	15,416	(13,713)

Net cash used in operating activities	(120,000)	(83,609)

INVESTING ACTIVITIES
Repayment from ESOP	136,402	136,402
Proceeds from sale of interest rate floor	40,000	—
Investment in subsidiary	—	(3,075,000)

Net cash provided by (used in) investing activities	176,402	(2,938,598)

FINANCING ACTIVITIES
Net proceeds from issuance of subordinated debentures	—	4,836,700
Purchase of treasury stock	(808,074)	(74,015)
Dividends paid	(238,723)	(251,652)

Net cash provided by (used in) financing activities	(1,046,797)	4,511,033

Net increase (decrease) in cash	(990,395)	1,488,826
Cash at beginning of year	1,502,435	13,609

Cash at end of year	$512,040	$1,502,435

NOTE 19. BUSINESS COMBINATION

On March 11, 2004, the Company entered into an Agreement and Plan of Reorganization with United Community Banks, Inc. (“United”) whereby the Company will merge with and into United. The shareholders and stock option holders of the Company will receive approximately 609,810 shares of United stock and approximately $3,675,000 in cash. Each share of Company stock will be exchanged for .8174 shares of United stock and $3.56 in cash. The merger is expected to close during the second quarter of 2004.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 11th day of March, 2004, by and between FAIRBANCO HOLDING COMPANY, INC., a Georgia business corporation (hereinafter “Fairbanco” and, unless the context otherwise requires, the term “Fairbanco” shall include Fairbanco and its wholly-owned subsidiary, 1st COMMUNITY BANK, a federal savings bank (“Bank”), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United”).

     WHEREAS, the respective boards of directors of Fairbanco and United deem it advisable and in the best interests of each such entity and their respective shareholders that Fairbanco merge with United (the “Merger”), with United being the surviving corporation and with each of the issued and outstanding shares of common stock, $5.00 par value per share, of Fairbanco (“Fairbanco Stock”) being converted into 0.8174 shares of the authorized common stock, $1.00 par value per share, of United (“United Stock”) and $3.56 in cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”); and

     WHEREAS, the respective boards of directors of Fairbanco and United deem it advisable and in the best interests of each such entity and their respective shareholders that Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB Georgia”), with UCB Georgia being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the “Bank Merger Agreement”); and

     WHEREAS, the boards of directors of the respective entities believe that the merger of Fairbanco and United and their subsidiary banks and the synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and banks;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

     The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

     Pursuant to the terms and conditions provided herein, on the Closing Date Fairbanco shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement. The surviving corporation following the Merger will operate under the articles of incorporation of United. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Fairbanco Stock: (a) 609,810 shares of United Stock to be issued upon conversion of the shares of Fairbanco Stock; and (b) $2,693,909 to make cash payments, and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that if (i) the amount, if any, of the total of (A) the net realized gain or loss on those investment securities included in Fairbanco’s portfolio as of the date this Agreement is executed, but which are sold, exchanged, or otherwise disposed of prior to the Closing Date of this Agreement and (B) the net unrealized gain or loss on those investment securities included in Fairbanco’s portfolio as of the Closing Date of this Agreement, exceeds (C) $1,500,000 of net loss, then (ii) the number of shares of United Stock to be issued as set forth in (a) above shall be reduced by the number of shares obtained (rounded to the nearest whole number) when dividing (I) 55.675% of the excess amount (taken as a positive number) obtained in (i) above by (II) $34.15, and (iii) the amount of cash to be paid as set forth in (b) above shall be reduced by the amount obtained when multiplying (III) the excess amount (taken as a positive number) obtained in (i) above by (IV) 7.205%. Unless and until a holder of Fairbanco Stock entitled to receive United Stock and cash payments pursuant to the Merger shall have surrendered his Fairbanco Stock certificates or unless otherwise required by law, the holder of such certificates shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares. If any Fairbanco Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed Fairbanco Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such Fairbanco Stock certificate.

ARTICLE III

OTHER AGREEMENTS

     3.1 Registration and Listing of United Stock. (a) United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of Fairbanco pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. Fairbanco agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of Fairbanco, together with the audited financial statements of Fairbanco, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of Fairbanco, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

          (b) United agrees to list on the Nasdaq National Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of Fairbanco pursuant to this Agreement and the Merger Agreement.

     3.2 Meeting of Fairbanco Shareholders. Fairbanco shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and Fairbanco shall prepare and submit to the Fairbanco shareholders a notice of meeting, proxy statement and proxy (the “Fairbanco Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

     3.3 Absence of Brokers. Except for Alex Sheshunoff & Co. Investment Banking, which has provided financial advisory services to Fairbanco and as otherwise provided in the Fairbanco Disclosure Memorandum (as defined in Section 4.1), each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

     3.4 Access to Properties, Books, Etc. Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

     3.5 Confidentiality. Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

     3.6 Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

     3.7 Expenses. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by Fairbanco in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement,

including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the “Fairbanco Expenses”), shall be paid by Fairbanco. The cost of reproducing and mailing the Fairbanco Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

     3.8 Preservation of Goodwill. Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

     3.9 Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

     3.10 Agreement by Fairbanco Executive Officers and Directors. Each of the directors and executive officers of Fairbanco will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to Fairbanco shareholders approval of the Merger; (b) to vote the capital stock of Fairbanco owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

     3.11 Press Releases. Prior to the Effective Date, Fairbanco and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

     3.12 Employee Benefits and Contracts. Following the Effective Date, United shall provide generally to officers and employees of Fairbanco who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees. Subject to applicable legal requirements, United will take action to enable the employees of Fairbanco to transfer through a rollover contribution their proceeds from the Fairbanco Holding Company, Inc./1st Community Bank Employee Stock Ownership Plan (the “Fairbanco ESOP”) or any Fairbanco 401(k) plan into a separate third party individual retirement account, provided that the Fairbanco Board of Directors must adopt resolutions to terminate the Fairbanco ESOP or any 401(k) plan prior to the Closing Date. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the former officers and employees of Fairbanco who continue employment with United, service with Fairbanco prior to the Effective Date shall be counted. Except for the termination of the Fairbanco ESOP and any Fairbanco 401(k) plan, those certain Employment Agreements between Bank, Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Doug F. Fields, which shall be terminated prior to Closing pursuant to Section 7.9 hereof and the stock options held by the Fairbanco directors, which will be exchanged for cash pursuant to the Merger Agreement, United shall also honor in accordance with their terms all employment, severance, consulting, and other contracts of a compensatory nature to the extent disclosed in the Fairbanco Disclosure Memorandum between Fairbanco and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12. If, during the calendar year in which falls the Effective Date, United shall terminate any “group health plan”, within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Fairbanco employees participated immediately prior to the Effective Date (a “Fairbanco Plan”), United shall cause any successor group health plan to waive any pre-existing condition limitations to the same extent they are waived for United employees, give credit for such calendar year for any such Fairbanco employee’s participation in the Fairbanco Plan prior to the Effective Date for purposes of applying any such pre-existing condition limitations set forth therein, and give credit for such calendar year covered expenses paid by any such Fairbanco employee under a Fairbanco Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. United also shall be considered a successor employer for and shall provide to “qualified beneficiaries”, determined immediately prior to the Effective Date, under any Fairbanco Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the Fairbanco Plan or any successor group health plan maintained by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Fairbanco

     As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Fairbanco represents, warrants, covenants and agrees as follows:

     4.1 Fairbanco Disclosure Memorandum. By March 15, 2004, Fairbanco will deliver to United a memorandum (the “Fairbanco Disclosure Memorandum”) containing certain information regarding Fairbanco as indicated at various places in this Agreement. All information set forth in the Fairbanco Disclosure Memorandum or in documents incorporated by reference in the Fairbanco Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Fairbanco under this Article IV. The information contained in the Fairbanco Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Fairbanco Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Fairbanco shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Fairbanco Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing. Fairbanco agrees that upon receipt of the Fairbanco Disclosure Memorandum, United shall have until March 19, 2004 to review the Fairbanco Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the content of such memorandum would be detrimental to United.

     4.2 Corporate and Financial.

        4.2.1 Corporate Status. Fairbanco is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than Bank. Bank is a federal savings bank duly organized, validly existing, and in good standing under the laws of the United States and has no direct or indirect subsidiaries. Fairbanco and Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

        4.2.2 Authority. Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2 and the approval of Fairbanco shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

            (a) violate any provision of federal or state law applicable to Fairbanco, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Fairbanco;

            (b) violate any provision of the charter documents or bylaws of Fairbanco;

            (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Fairbanco is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Fairbanco; or

            (d) constitute a violation of any order, judgment or decree to which Fairbanco is a party, or by which Fairbanco or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Fairbanco, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

        4.2.3 Capital Structure. (a) As of the date of this Agreement, Fairbanco has authorized capital stock consisting solely of 1,000,000 shares of common stock, par value $5.00 per share, of which 746,008.434 shares are issued and outstanding as of the date hereof (“Fairbanco Stock”), exclusive of 48,000 shares reserved for issuance upon exercise of outstanding options (the “Fairbanco Stock Options”) and 74,481.57 shares held as treasury stock. Bank has authorized capital stock consisting solely of 50,000 shares of common stock, par value $10.00 per share (“Bank Stock”), all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Fairbanco Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Fairbanco Stock or Bank Stock previously issued. None of the shares of Fairbanco Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by Fairbanco.

            (a) Except for the Fairbanco Stock Options and as otherwise described in the Fairbanco Disclosure Memorandum, Fairbanco does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Fairbanco, or any other securities or debt, of Fairbanco, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Fairbanco Disclosure Memorandum, Fairbanco is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

            (b) There is no agreement, arrangement or understanding to which Fairbanco is a party restricting or otherwise relating to the transfer of any shares of capital stock of Fairbanco.

            (c) All shares of common stock or other capital stock, or any other securities or debt, of Fairbanco, which have been purchased or redeemed by Fairbanco have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Fairbanco.

        4.2.4 Corporate Records. The stock records and minute books of Fairbanco, whether heretofore or hereafter furnished or made available to United by Fairbanco, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Fairbanco; (c) correctly show all corporate action taken by the directors and shareholders of Fairbanco (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter documents and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

        4.2.5 Tax Returns; Taxes. (a) Fairbanco has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. Such returns or reports are, and when filed will be, true, complete and correct, and Fairbanco has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All federal, state and local taxes and other governmental charges paid or payable by Fairbanco have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Fairbanco for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Fairbanco shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Fairbanco has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of Fairbanco, there is no threatened claim against Fairbanco or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2003 Fairbanco Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Fairbanco for the extension of time for the assessment of any taxes. The federal income tax returns of Fairbanco have not been examined by the Internal Revenue Service for any period since December 31, 1998 and no tax return is currently the subject of an audit.

            (b) Except as set forth in the Fairbanco Disclosure Memorandum, proper and accurate amounts have been withheld by Fairbanco from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Fairbanco for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

        4.2.6 Financial Statements. Fairbanco has delivered to United true, correct and complete copies of the financial statements of Fairbanco for the years ended December 31, 2003, 2002 and 2001, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows (the financial statements for the year ended December 31, 2003 being herein referred to as the (“2003 Fairbanco Financial Statements”). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the assets, liabilities and financial condition of Fairbanco as of the dates indicated therein and the results of its operations for the respective periods then ended.

        4.2.7 Regulatory Reports. Fairbanco has made available to United for review and inspection the year-end Thrift Financial Report as filed by Bank with the Office of Thrift Supervision (the “OTS”) for each of the three (3) years ended December 31, 2003, 2002 and 2001, together with all such other reports filed for the same three-year period with the OTS and other applicable regulatory agencies and the Report H-(b)11 filed by Fairbanco with the OTS for each of the three (3) years ended December 31, 2003, 2002, and 2001 (collectively, the “Fairbanco Reports”). All of the Fairbanco Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

        4.2.8 Accounts. The Fairbanco Disclosure Memorandum contains a list of each and every bank and other institution in which Fairbanco maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

        4.2.9 Notes and Obligations. (a) Except as set forth in the Fairbanco Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Fairbanco or due to it shown in the 2003 Fairbanco Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Fairbanco in the ordinary course of its business and in compliance with all applicable laws and regulations.

            (b) Fairbanco has established a loss reserve in the 2003 Fairbanco Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Fairbanco to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve. Except as described in the Fairbanco Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Fairbanco, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2003 Fairbanco Financial Statements, established on or before such date in good faith by Fairbanco, in accordance with generally accepted accounting principles.

        4.2.10 Liabilities. Fairbanco has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of Fairbanco, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Fairbanco or any other entity covering employees of Fairbanco; or (d) environmental liabilities, except: (i) those reflected in the 2003 Fairbanco Financial Statements; and (ii) as disclosed in the Fairbanco Disclosure Memorandum.

        4.2.11 Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in the Fairbanco Disclosure Memorandum, since December 31, 2003:

            (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of Fairbanco, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which may have, a material adverse effect on such businesses or properties;

            (b) there has been no material damage, destruction or loss to the assets, properties or business of Fairbanco, whether or not covered by insurance, which has had, or which may have, an adverse effect thereon;

            (c) the business of Fairbanco has been operated in the ordinary course, and not otherwise;

            (d) the properties and assets of Fairbanco used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

            (e) the books, accounts and records of Fairbanco have been maintained in the usual, regular and ordinary manner;

            (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Fairbanco;

            (g) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Fairbanco to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Fairbanco earning less than $35,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

            (h) there has been no change in the charter or bylaws of Fairbanco or Bank;

            (i) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Fairbanco, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Fairbanco, or affecting its operations;

            (j) there has been no issuance, sale, repurchase, acquisition, or redemption by Fairbanco of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

            (k) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Fairbanco or assumed by it with respect to any asset or assets;

            (l) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Fairbanco which would be required to be reflected on a balance sheet of Fairbanco prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

            (m) no obligation or liability of Fairbanco has been discharged or satisfied, other than in the ordinary course of business;

            (n) there have been no sales, transfers or other dispositions of any asset or assets of Fairbanco, other than sales in the ordinary course of business; and

            (o) there has been no amendment, termination or waiver of any right of Fairbanco under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

        4.2.12 Litigation and Proceedings. Except as set forth on the Fairbanco Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Fairbanco, threatened against, by or affecting Fairbanco, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Fairbanco or relating to the business or affairs of Fairbanco, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Fairbanco have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

        4.2.13 Proxy Materials. Neither the Fairbanco Proxy Materials nor other materials furnished by Fairbanco to the Fairbanco shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Fairbanco Stock and through the acquisition of shares of Fairbanco Stock by United pursuant to the Merger, contain with respect to Fairbanco any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.2.14 No Material Adverse Change. Since December 31, 2003, there has not been any change in the condition of Fairbanco, any contracts entered into by Fairbanco, or other changes in the operations of Fairbanco which, in any case, would have a material adverse effect on Fairbanco on a consolidated basis taken as a whole.

     4.3 Business Operations.

        4.3.1 Customers. There are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Fairbanco’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Fairbanco Disclosure Memorandum.

        4.3.2 Permits; Compliance with Law. (a) Fairbanco has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Fairbanco to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Fairbanco, threatened.

            (b) Fairbanco has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Fairbanco. The Fairbanco Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Fairbanco, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Fairbanco to conduct its business.

            (c) Except as set forth in the Fairbanco Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Fairbanco to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of Fairbanco, threatened.

        4.3.3 Environmental. (a) Except as set forth in the Fairbanco Disclosure Memorandum, Fairbanco:

                (i) has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Fairbanco or adjacent to any properties so owned or leased; and

                (ii) has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Fairbanco.

            (b) Except as set forth in the Fairbanco Disclosure Memorandum, neither Fairbanco nor any of its officers, directors, employees or agents, in the course of such individual’s employment by Fairbanco, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has Fairbanco foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

            (c) Except as set forth in the Fairbanco Disclosure Memorandum, neither Fairbanco, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Fairbanco holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

            (d) The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

        4.3.4 Insurance. The Fairbanco Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Fairbanco or through Fairbanco for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Fairbanco Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Fairbanco and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary. Fairbanco will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Fairbanco has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since its inception with respect to the business and affairs of Fairbanco.

     4.4 Properties and Assets.

        4.4.1 Contracts and Commitments. The Fairbanco Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Fairbanco in the ordinary course of business), to which Fairbanco is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Fairbanco is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Fairbanco has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

        4.4.2 Licenses; Intellectual Property. Fairbanco has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Fairbanco Disclosure Memorandum, Fairbanco is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Fairbanco or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Fairbanco, are listed in the Fairbanco Disclosure Memorandum. Fairbanco has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

        4.4.3 Personal Property. Fairbanco has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2003 Fairbanco Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the 2003 Fairbanco Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Fairbanco, is claimed to exist); (b) those described in the Fairbanco Disclosure Memorandum; and (c) liens for taxes not due and payable.

        4.4.4 Fairbanco Leases. (a) All leases (the “Fairbanco Leases”) pursuant to which Fairbanco is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the Fairbanco Leases any default or any claimed default by Fairbanco, or event of default or event which with notice or lapse of time, or both, would constitute a default by Fairbanco and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

            (b) The copies of the Fairbanco Leases heretofore or hereafter furnished or made available by Fairbanco to United are true, correct and complete, and the Fairbanco Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

            (c) Except as set forth in the Fairbanco Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Fairbanco to enter into new leases of real property or to renew or amend existing Fairbanco Leases prior to the Closing Date.

        4.4.5 Real Property. (a) Fairbanco does not own any interest in any real property (other than as lessee) except as set forth in the Fairbanco Disclosure Memorandum (such properties being referred to herein as “Fairbanco Realty”). Except as disclosed in the Fairbanco Disclosure Memorandum, Fairbanco has good title to the Fairbanco Realty and the titles to the Fairbanco Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Fairbanco Disclosure Memorandum. Fairbanco has not encumbered the Fairbanco Realty since the effective dates of the respective title insurance policies.

            (b) Except as set forth in the Fairbanco Disclosure Memorandum, the interests of Fairbanco in the Fairbanco Realty and in and under each of the Fairbanco Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Fairbanco, threatened action at law or in equity.

            (c) The present and past use and operations of, and improvements upon, the Fairbanco Realty and all real properties included in the Leased Properties (the “Fairbanco Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Fairbanco Realty, the Fairbanco Leased Real Properties or their uses.

            (d) Except as set forth in the Fairbanco Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Fairbanco with respect to any Lease pursuant to which it is lessor or lessee.

            (e) Fairbanco is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Fairbanco Realty or the Fairbanco Leased Real Properties which may adversely affect the Fairbanco Realty or the Fairbanco Leased Real Properties or the current or currently contemplated use thereof.

            (f) The buildings and structures owned, leased or used by Fairbanco are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Fairbanco.

     4.5 Employees and Benefits.

        4.5.1 Directors or Officers of Other Corporations. Except as set forth in the Fairbanco Disclosure Memorandum, no director, officer, or employee of Fairbanco serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Fairbanco or Bank.

        4.5.2 Employee Benefits. (a) Except as set forth in the Fairbanco Disclosure Memorandum, Fairbanco does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

            (b) The Fairbanco Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by Fairbanco (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

            (c) Fairbanco is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. Fairbanco does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

            (d) Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Fairbanco, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Fairbanco nor any of its directors, officers, employees or agents, nor any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

            (e) Of the ERISA Plans, the “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (collectively, the “Employee Pension Benefit Plans”) are separately identified on the Fairbanco Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Fairbanco Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

            (f) As of the Closing Date, with respect to each ERISA Plan, Fairbanco will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of Fairbanco representing a projection of claims expected to be incurred under such ERISA Plan.

            (g) Except as disclosed on the Fairbanco Disclosure Memorandum, Fairbanco does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Fairbanco beyond their retirement or other termination of service with Fairbanco other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

            (h) Except as set forth in the Fairbanco Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of Fairbanco to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

        4.5.3 Labor-Related Matters. Except as described in the Fairbanco Disclosure Memorandum, Fairbanco is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Fairbanco. Fairbanco has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Fairbanco has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Fairbanco Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against Fairbanco, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Fairbanco with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Fairbanco as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

        4.5.4 Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Fairbanco with other persons who are not affiliated with Fairbanco, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Fairbanco at the time such deposits were entered into; and (c) transactions specifically described in the Fairbanco Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Fairbanco).

     4.6 Other Matters.

        4.6.1 Regulatory Reports. Fairbanco will make available to United for review and inspection all applications, reports or other documents filed by it or Bank for each of its past three (3) full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

        4.6.2 Approvals, Consents and Filings. Except for the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the Department of Banking and Finance of the State of Georgia (the “Georgia Department”), the notice filing to be made with the OTS or as set forth in the Fairbanco Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fairbanco, or any of Fairbanco’s assets.

        4.6.3 Default. (a) Except for those consents described in or set forth pursuant to Section 4.6.2 above and as described in the Fairbanco Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

                (i) constitutes a breach of or default under any contract or commitment to which Fairbanco is a party or by which Fairbanco or its properties or assets are bound;

                (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Fairbanco; or

                (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Fairbanco.

            (b) Fairbanco is not in default under its charter documents or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which Fairbanco is a party or by which it or any of its property is bound.

        4.6.4 Representations and Warranties. No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of Fairbanco pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF FAIRBANCO PENDING CLOSING

     Except as expressly otherwise provided herein or in the Fairbanco Disclosure Memorandum, Fairbanco covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

     5.1 Conduct of Business. Fairbanco will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

     5.2 Maintenance of Properties. Fairbanco will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

     5.3 Insurance. Fairbanco will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

     5.4 Capital Structure. No change will be made in the authorized or issued capital stock or other securities of Fairbanco, and Fairbanco will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Fairbanco.

     5.5 Dividends. No dividend, distribution or payment will be declared or made in respect to the Fairbanco Stock and Fairbanco will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

     5.6 Amendment of Charter Documents or Bylaws; Corporate Existence. Fairbanco will not amend its charter documents or bylaws, and Fairbanco will maintain its corporate existence and powers.

     5.7 No Acquisitions. Fairbanco shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Fairbanco.

     5.8 No Dispositions. Fairbanco will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Fairbanco will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

     5.9 Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

     5.10 Contracts. Fairbanco will not, without the express written consent of United, enter into or renew any contract of the kind described in Section 4.4.1 hereof.

     5.11 Books and Records. The books and records of Fairbanco will be maintained in the usual, regular and ordinary course.

     5.12 Advice of Changes. Fairbanco shall promptly advise United orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Fairbanco.

     5.13 Reports. Fairbanco shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

     5.14 No Severance or Termination Payments. Fairbanco shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

     As an inducement to Fairbanco to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

     6.1 Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

     6.2 Authority. Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2, and the approval of Fairbanco shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

        (a) violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

        (b) violate any provision of the articles of incorporation or bylaws of United;

        (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

        (d) constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of Fairbanco, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

     6.3 Capital Structure. (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 50,000,000 shares of common stock, par value $1.00 per share, of which 23,551,207 shares are issued and outstanding as of the date hereof (“United Stock”), exclusive of 253,175 shares held as treasury shares, 248,000 shares reserved for issuance upon conversion of United’s prime plus one-quarter percent (1/4%) Convertible Subordinated Debentures due December 31, 2006 (the “2006 Debentures”) and 1,264,262 shares reserved for issuance upon the exercise of outstanding options (the “United Stock Options”) and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 55,900 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

        (b) Except for the 2006 Debentures and the United Stock Options, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

        (c) There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock.

        (d) All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

     6.4 Financial Statements. United has delivered to Fairbanco true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2003, 2002, and 2001, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows and (the audited financial statements for the year ended December 31, 2003 being referred to as the “2003 United Financial Statements”). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

     6.5 Permits; Compliance with Law. (a) United has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for United to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of United, threatened.

        (b) United has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on United, and United has received no notice or warning from any governmental authority with respect to any failure or alleged failure of United to comply in any respect with any law, regulation or order nor is any such notice or warning proposed or, to the knowledge of United, threatened.

     6.6 Default. (a) Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

            (i) constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound;

            (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United; or

            (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

        (b) United is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which United is a party or by which it or any of its property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

     6.7 Disclosure Reports. United has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has delivered to Fairbanco copies of:

        (a) its Annual Report on Form 10-K for its fiscal year ended December 31, 2002 (and those portions of its 2002 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

        (b) the Proxy Statement for its Annual Meeting of Shareholders held on April 30, 2003, filed pursuant to Section 14 of the Act; and

        (c) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed pursuant to Section 13 of the Act.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2002, and are herein collectively referred to as the “United SEC Reports”. The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

     6.8 No Material Adverse Change. Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

     6.9 Representations and Warranties. No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Fairbanco in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

     All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

     7.1 Veracity of Representations and Warranties. The representations and warranties of Fairbanco contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

     7.2 Performance of Agreements. Fairbanco shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     7.3 Certificates, Resolutions, Opinion. Fairbanco shall have delivered to United:

        (a) a certificate executed by the President of Fairbanco, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

        (b) a certificate executed by the Secretary of Fairbanco, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Fairbanco; (ii) bylaws of Fairbanco; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Fairbanco (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable Fairbanco to comply with the terms hereof and thereof;

        (c) a certificate executed by the Secretary of Bank, dated as of the Closing Date, certifying and including the: (i) charter of Bank; (ii) bylaws of Bank; and duly adopted resolutions of the Board of Directors and sole shareholder of Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transaction contemplated herein and therein, and (2) authorizing all other necessary and proper corporate action to enable Bank to comply with the terms hereof and thereof.

        (d) certificates of the valid existence of Fairbanco and Bank under the laws of Georgia and of the United States, respectively, executed by the Secretary of State of the State of Georgia and the OTS, and dated not more than five (5) business days prior to the Closing Date;

        (e) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Fairbanco and Bank has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

        (f) an opinion of Powell, Goldstein, Frazer & Murphy, LLP, counsel for Fairbanco, dated the Closing Date, in the form attached hereto as Exhibit D.

     7.4 Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the Fairbanco Stock.

     7.5 Regulatory Approvals. United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OTS and the Georgia Department, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

     7.6 Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

     7.7 Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with the Financial Institution Code of Georgia and the Home Owners’ Loan Act.

     7.8 Accountants’ Letter. United shall have received a letter from Mauldin & Jenkins, LLC, dated the Closing Date, to the effect that: At the request of Fairbanco they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of Fairbanco, as follows:

        (a) read the unaudited balance sheets and statements of income, of Fairbanco from December 31, 2003 through the date of the most recent monthly financial statements available in the ordinary course of business;

        (b) read the minutes of the meetings of shareholders and Board of Directors of Fairbanco from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date; and

        (c) consulted with certain officers and employees of Fairbanco responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

                (i) such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2003 Fairbanco Financial Statements;

                (ii) as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of Fairbanco, in each case as compared with the amounts shown in the 2003 Fairbanco Financial Statements, are not different except as set forth in such letter, or

                (iii) for the period from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of Fairbanco, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

     7.9 Settlement of Employment Agreements. Each of Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr., and Doug F. Fields shall have entered a settlement agreement in form and content satisfactory to United to settle their respective Employment Agreement with Bank that provides for the payment of one lump sum amount equal to three (3) times the applicable executive’s current base salary (the “Settlement Payment”). Notwithstanding anything in this Agreement to the contrary, if the Settlement Payment would be a “parachute payment” under Section 280G(b)(2) of the Code, such Settlement Payment shall, but only to the extent necessary, be modified or reduced so that the Settlement Payment shall not cause Bank to have paid an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder.

     7.10 Noncompetition Agreement. Each of Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr., and Doug F. Fields shall have executed a three (3) year noncompetition agreement in form and content satisfactory to United.

     7.11 Fairbanco ESOP Loan Termination. Fairbanco shall have taken action (by amendment or otherwise) to cause the Fairbanco ESOP to use the Merger consideration to retire the indebtedness evidenced by that certain Promissory Note, dated June 5, 2001, by the Fairbanco ESOP in favor of Fairbanco, and to terminate that certain Loan Agreement, dated as of June 5, 2001, by and between the Fairbanco ESOP and Fairbanco.

     7.12 Termination of Director Indexed Fee Continuation Program. Each of those certain Director Agreements, dated April 24, 1996, by and between each of the directors of Bank and Bank shall have been terminated pursuant to a termination agreement in form and content satisfactory to United that provides for a payment equal to the current accrued liability for each director as reflected on the 2003 Fairbanco Financial Statements.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF FAIRBANCO

     All of the obligations of Fairbanco under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

     8.1 Veracity of Representations and Warranties. The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

     8.2 Performance of Agreements. United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.3 Certificates, Resolutions, Opinion. United shall have delivered to Fairbanco:

        (a) a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Fairbanco may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

        (b) a certificate executed by the Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

        (c) a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

        (d) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

        (e) an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E.

     8.4 Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of Fairbanco Stock.

     8.5 Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OTS and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

     8.6 Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

     8.7 Tax Opinion. Fairbanco shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to Fairbanco, to the effect that:

        (a) The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

        (b) No gain or loss will be recognized by holders of Fairbanco Stock upon the exchange of such stock for United Stock as a result of the Merger;

        (c) Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Fairbanco Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters’ rights;

        (d) No gain or loss will be recognized by Fairbanco as a result of the Merger;

        (e) The aggregate tax basis of United Stock received by shareholders of Fairbanco pursuant to the Merger will be the same as the tax basis of the shares of Fairbanco Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a Fairbanco shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a Fairbanco shareholder in the Merger (other than gain recognized with respect to fractional shares); and

          (f) The holding period of the shares of United Stock received by the shareholders of Fairbanco will include the holding period of the shares of Fairbanco Stock exchanged therefor, provided that the stock of Fairbanco is held as a capital asset on the date of the consummation of the Merger.

     8.8 Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with Financial Institution Code of Georgia and the Home Owners’ Loan Act.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

     9.1 Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of Fairbanco or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Fairbanco shall be required to be made, and shall be considered made, on behalf of Fairbanco and Bank.

     9.2 Survival of Representations. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

          (a) the opinions of counsel referred to in Sections 7.3(f) and 8.3(e) of this Agreement;

          (b) any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

          (c) the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

     9.3 Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission (if to Fairbanco, call Nina H. Ray at (770) 560-0992 first), to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Fairbanco:	Fairbanco Holding Company, Inc.
65 Washington Street
Fairburn, Georgia 30213
Attention: Robert W. Fuller, Jr. and Nina H. Ray
Facsimile: (770) 964-6076 (call first)

With copies to:	Powell, Goldstein, Frazer & Murphy, LLP
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Kathryn L. Knudson
Facsimile: (404) 572-6999

To United:	United Community Banks, Inc.
P.O. Box 398
Blairsville, Georgia 30512
Attention: Jimmy C. Tallent
President
Facsimile: (706) 745-1335

With copies to:	Kilpatrick Stockton LLP
Suite 2800
1100 Peachtree Street
Atlanta, Georgia 303039-4530
Attention: Richard R. Cheatham
Facsimile: (404) 815-6555

     9.4 Entire Agreement. This Agreement and the Merger Agreement supersede all prior discussions and agreements between Fairbanco and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between Fairbanco and United with respect to the transactions contemplated herein and therein.

     9.5 Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Fairbanco, to waive or extend the time for the fulfillment by Fairbanco of any or all of Fairbanco’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Fairbanco shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Fairbanco under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

     In addition to the termination rights set forth in Section 4.1, this Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except as provided in Section 10.9 and except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

     10.1 Material Adverse Change.

          (a) By United, if, after the date hereof, a material adverse change in the financial condition or business of Fairbanco shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Fairbanco Stock, or if Fairbanco shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

          (b) By Fairbanco, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

     10.2 Noncompliance.

          (a) By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by Fairbanco before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.

          (b) By Fairbanco, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Fairbanco.

     10.3 Failure to Disclose.

          (a) By United, if it learns of any fact or condition not disclosed in this Agreement, the Fairbanco Disclosure Memorandum, or the 2003 Fairbanco Financial Statements, which was required to be disclosed by Fairbanco pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of Fairbanco which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

          (b) By Fairbanco, if it learns of any fact or condition not disclosed in this Agreement or the 2003 United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

     10.4 Adverse Proceedings. By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of Fairbanco or United makes consummation of the transactions herein contemplated inadvisable.

     10.5 Termination Date. By either party, if the Closing Date shall not have occurred on or before September 30, 2004.

     10.6 Dissenters. By United, if the holders of more than ten percent (10%) shares of the outstanding Fairbanco Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

     10.7 Shareholders Vote. By either party, if the Merger Agreement is not approved by the vote of the holders of Fairbanco Stock as required by applicable law.

     10.8 Environmental Liability of Fairbanco. By United, if it learns of any potential liability of Fairbanco arising from noncompliance with any federal, state or local environmental law by Fairbanco, or any potential liability of Fairbanco arising from any environmental condition of the properties or assets of Fairbanco, including any properties or assets in which Fairbanco holds a security interest, which would have a material adverse effect on the financial condition of Fairbanco or its ability to conduct its business.

     10.9 Termination Fee. (a) If either party terminates this Agreement pursuant to Section 10.7 (unless the Fairbanco shareholders did not approve the Merger Agreement only because the Fairbanco ESOP participants did not vote for its approval because the Fairbanco ESOP did not receive an independent fairness opinion with respect to the fairness of the Merger to the Fairbanco ESOP participants and but for such vote against or abstention from voting by the Fairbanco ESOP participants the Merger Agreement would have otherwise been approved) or if Fairbanco terminates this Agreement, or otherwise causes the Merger to not occur, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, then in such case, Fairbanco shall pay, or cause to be paid to United, at the time of the termination or the act or inaction by Fairbanco that otherwise causes the Merger to not occur, an amount equal to $900,000 (the “Termination Fee”).

          (b) “Competing Offer” means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of Fairbanco or any of its subsidiaries or 15% or more of any class of equity securities of Fairbanco or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Fairbanco or any of its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either Fairbanco of any of its subsidiaries

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

     The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, Fairbanco and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL)	FAIRBANCO HOLDING COMPANY, INC.

ATTEST: /s/ Nina H. Ray Secretary	By:	/s/ Robert W. Fuller, Jr.
	Name:	Robert W. Fuller, Jr.
	Title:	President and Chairman

(CORPORATE SEAL)	UNITED COMMUNITY BANKS, INC.

ATTEST: /s/ Lori McKay Asst. Secretary	By:	/s/ Thomas C. Gilliland
	Name:	Thomas C. Gilliland
	Title:	Executive Vice President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

(Merger Agreement)

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 11th day of March, 2004, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”) and FAIRBANCO HOLDING COMPANY, INC., a Georgia corporation (“Fairbanco”, and together with United, the “Constituent Corporations”).

     WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the “United Stock”), of which 23,551,207 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 55,900 shares are issued and outstanding; and

     WHEREAS, the authorized capital stock of Fairbanco consists of 1,000,000 shares of Common Stock, $5.00 par value per share, of which 746,008.434 shares are issued and outstanding and 48,000 shares are subject to currently outstanding options (the “Fairbanco Stock”); and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Fairbanco merge with and into United, with United being the surviving corporation; and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Fairbanco, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Fairbanco for their approval; and

     WHEREAS, United has agreed to issue shares of United Stock which shareholders of Fairbanco will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.	Merger.

     Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of

Georgia), Fairbanco (hereinafter sometimes referred to as the “Merged Corporation”) shall be merged with and into United (the “Merger”). United shall be the surviving corporation (the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.” On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.	Actions to be Taken.

     The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.	Effective Date.

     The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the “Effective Date”).

4.	Articles of Incorporation and Bylaws of the Surviving Corporation.

     (a) The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

     (b) Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.	Manner and Basis of Converting Shares of Capital Stock; Capital Structure of the Surviving Corporation.

     The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

     (a) In the Merger, the holders of Fairbanco Stock shall receive, in exchange for their shares of Fairbanco Stock, shares of United Stock and cash, and each share of Fairbanco Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date into fully paid and nonassessable shares of United Stock and cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) or (d) below:

          (1) 0.8174 shares of United Stock for each outstanding share of Fairbanco Stock; and

          (2) $3.56 in cash, without interest, per share of Fairbanco Stock.

     (b) Upon the Effective Date, all rights with respect to Fairbanco Stock pursuant to stock options (the “Fairbanco Stock Options”) granted by Fairbanco which are outstanding at the Effective Date, whether or not exercisable, shall be converted on the Effective Date, subject to any adjustments occurring after the date hereof as contemplated by Section 5(d) and (e) below, into $34.15 in cash, without interest, for each share that would be issued upon exercise of the Fairbanco Stock Options; provided, however, that such per share cash amount shall be reduced by (i) the amount (taken as a positive number), if any, obtained in Section 5(c)(i) below multiplied by 2.62%, divided by (ii) 48,000.

     (c) If (i) the amount, if any, of the total of (A) the net realized gain or loss on those investment securities included in Fairbanco’s portfolio as of the date this Agreement is executed, but which are sold, exchanged, or otherwise disposed of prior to the Closing Date of this Agreement and (B) the net unrealized gain or loss on those investment securities included in Fairbanco’s portfolio as of the Closing Date of this Agreement, exceeds (C) $1,500,000 of net loss, then (ii) the number of shares of United Stock to be issued as set forth in (a) above shall be reduced by the number of shares obtained (rounded to the nearest whole number) when dividing (I) 55.675% of the excess amount (taken as a positive number) obtained in (i) above by (II) 746,008.434, and (iii) the amount of cash to be paid as set forth in (b) above shall be reduced by the amount obtained when multiplying (III) the excess amount (taken as a positive number) obtained in (i) above by (IV) 7.205% and dividing that result by 746,008.434.

     (d) If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Fairbanco Stock shall be proportionately adjusted.

     (e) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $34.15.

     (f) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Fairbanco Stock to be converted by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Fairbanco Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

     (g) Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.	Termination of Separate Existence.

     Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.	Further Assignments.

     If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.	Conditions Precedent to Consummation of the Merger.

     This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

     (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Fairbanco Stock; and

     (b) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the “Acquisition Agreement”) of even date herewith by and between Fairbanco and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.	Termination.

     This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.	Counterparts; Title; Headings.

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.	Amendments; Additional Agreements.

     At any time before or after approval and adoption by the shareholders of Fairbanco, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Fairbanco Stock shall be converted in the Merger pursuant to Section 5 hereof.

     IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL)	FAIRBANCO HOLDING COMPANY, INC.

ATTEST:	By:
Name:
Title:
Secretary

(CORPORATE SEAL)	UNITED COMMUNITY BANKS, INC.

ATTEST:	By:
Name:
Title:
Secretary

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

(Bank Merger Agreement)

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 11th day of March 2004, by and between UNITED COMMUNITY BANK, a Georgia bank (“UCB Georgia”), and 1ST COMMUNITY BANK, a federal savings bank (“Bank”, and together with United, the “Constituent Banks”).

     WHEREAS, the authorized capital stock of Bank consists of 50,000 shares of common stock, $10.00 par value per share, all of which are issued and outstanding (the “Bank Stock”); and

     WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share, of which 85,000 shares are issued and outstanding (the “United Stock”); and

     WHEREAS, the respective Boards of Directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Bank merge with UCB Georgia, with UCB Georgia being the surviving bank; and

     WHEREAS, the respective Boards of Directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Bank and UCB Georgia for their approval;

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.	Merger.

     Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institution Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Code”), Bank (hereinafter sometimes referred to as the “Merged Bank”) shall be merged with and into UCB Georgia (the “Merger”). UCB Georgia shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank”. On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

     The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent

Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.	Effective Date.

     The Merger shall be effective upon the approval of this Agreement by the shareholder of the Merged Bank and the filing of the articles of merger relating hereto in the manner provided in the Code (the “Effective Date”).

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

     (a) The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.

     (b) Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.	Directors.

     Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

     (a) Upon the Effective Date, each share of Bank Stock outstanding on the Effective Date shall be cancelled.

     (b) Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

7.	Termination of Separate Existence.

     Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.	Further Assignments.

     If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.	Condition Precedent to Consummation of the Merger.

     This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of approval of this Agreement by the affirmative vote of the sole shareholders of each of UCB Georgia and Bank.

10.	Termination.

     This Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.	Counterparts; Title; Headings.

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

     At any time before or after approval and adoption by the shareholder of Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Bank Stock shall be converted in the Merger pursuant to Section 6 hereof.

     IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANK
(BANK SEAL)

ATTEST:	By:
Name:
Title:
Secretary

1st COMMUNITY BANK
(BANK SEAL)

ATTEST:	By:
Name:
Title:
Secretary

ATTACHMENT 1

Directors of the Surviving Bank

Billy M. Decker
Dr. G. David Gowder III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams III

EXHIBIT C

March 11, 2004

United Community Banks, Inc.
P.O. Box 398
Blairsville, GA 30512

Ladies and Gentlemen:

     In connection with the proposed merger (the “Merger”) of Fairbanco Holding Company, Inc. (“Fairbanco”) with and into United Community Banks, Inc. (“United”), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and Fairbanco (the “Acquisition”), the undersigned hereby covenants, represents and warrants as follows:

     1. Recommendation for Merger and Voting of Fairbanco Stock. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Fairbanco (“Fairbanco Stock”) that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of Fairbanco Stock owned or controlled by him or her in favor of the Merger.

     2. Compliance with Securities Laws. The undersigned acknowledges that he or she will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United (“United Stock”) received by him or her pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

     3. Restrictive Legend. The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

          The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,

[Director or Executive Officer]

EXHIBIT D

     (1) Fairbanco was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia. Bank was duly organized as a federal savings bank, and is existing and in good standing, under the laws of the United States of America.

     (2) Fairbanco has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its assets and to conduct its business.

     (3) Fairbanco has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by Fairbanco thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

     (4) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Fairbanco’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (5) The Acquisition Agreement and the Merger Agreement are enforceable against Fairbanco.

     (6) The authorized capital stock of Fairbanco consists of 1,000,000 shares of common stock, $5.00 par value per share, with 746,008.434 shares issued and outstanding, exclusive of 74,481.57 shares held as treasury shares, and 48,000 shares reserved for issuance upon exercise of currently outstanding options. The authorized capital stock of Bank consists of 50,000 shares of common stock, $10.00 par value per share, all of which are issued and outstanding. All of the issued and outstanding capital stock of Fairbanco and Bank has been duly authorized and validly issued and is fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

EXHIBIT E

     (1) United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

     (2) United has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its Assets and to conduct its business.

     (3) United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

     (4) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (5) The Acquisition Agreement and the Merger Agreement are enforceable against United.

     (6) The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of this 12th day of April, 2004, by and between FAIRBANCO HOLDING COMPANY, INC., a Georgia business corporation (hereinafter “Fairbanco” and, unless the context otherwise requires, the term “Fairbanco” shall include Fairbanco and its wholly-owned subsidiary, 1st COMMUNITY BANK, a federal savings bank (“Bank”), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United”; and together with Fairbanco, the “Parties”).

     WHEREAS, the Parties entered into that certain Agreement and Plan of Reorganization, dated as of March 11, 2004 (the “Agreement”), whereby, Fairbanco will merge with United (the “Merger”), with United being the surviving corporation, upon the terms and conditions set forth in the Agreement; and

     WHEREAS, the Parties desire to revise Article II and Exhibit A of the Agreement to remove certain provisions related to the adjustment of the purchase price for Fairbanco to account for gains or losses in Fairbanco’s investment portfolio; and

     WHEREAS, the Parties desire to revise Exhibit A of the Agreement to change the payment payable by United for each outstanding Fairbanco Stock Option;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

     1. Amendment to Article II. Article II of the Agreement is amended by deleting the present Article II in its entirety and substituting the following in lieu thereof:

ARTICLE II

MERGER

     Pursuant to the terms and conditions provided herein, on the Closing Date Fairbanco shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement. The surviving corporation following the Merger will operate under the articles of incorporation of United. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Fairbanco Stock: (a) 609,810 shares of United Stock to be issued upon conversion of the shares of Fairbanco Stock; and (b) $2,693,909 to make cash payments, and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement. Unless and until a holder of Fairbanco Stock entitled to receive United Stock and cash payments pursuant to the Merger shall have surrendered his Fairbanco Stock certificates or unless otherwise required by law, the holder of such certificates shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares. If any Fairbanco Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed Fairbanco Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such Fairbanco Stock certificate.

     2. Amendment to Exhibit A. Exhibit A of the Agreement is amended by deleting the present Exhibit A in its entirety and substituting the attached Exhibit A in lieu thereof.

     3. No Other Changes. Except as set forth in this Amendment, the other provisions of the Agreement shall remain in full force and effect in accordance with their respective terms. Nothing contained herein shall constitute a waiver of any rights or claims of any party heretofore or hereafter arising under or related to the Agreement.

     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Fairbanco and United have caused this Amendment to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL)	FAIRBANCO HOLDING COMPANY, INC.

ATTEST:	By: /s/ Robert W. Fuller, Jr.

/s/ Nina H. Ray Secretary	Name: Robert W. Fuller, Jr. Title: President & Chairman

(CORPORATE SEAL)	UNITED COMMUNITY BANKS, INC.

ATTEST:	By: /s/ Jimmy C. Tallent

/s/ Thomas C. Gilliland Secretary	Name: Jimmy C. Tallent Title: President & CEO

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

(Merger Agreement)

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 11th day of March, 2004, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”) and FAIRBANCO HOLDING COMPANY, INC., a Georgia corporation (“Fairbanco”, and together with United, the “Constituent Corporations”).

     WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the “United Stock”), of which 23,551,207 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 55,900 shares are issued and outstanding; and

     WHEREAS, the authorized capital stock of Fairbanco consists of 1,000,000 shares of Common Stock, $5.00 par value per share, of which 746,008.434 shares are issued and outstanding and 48,000 shares are subject to currently outstanding options (the “Fairbanco Stock”); and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Fairbanco merge with and into United, with United being the surviving corporation; and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Fairbanco, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Fairbanco for their approval; and

     WHEREAS, United has agreed to issue shares of United Stock which shareholders of Fairbanco will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.	Merger.

     Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Fairbanco (hereinafter sometimes referred to as the “Merged Corporation”) shall be merged with and into United (the “Merger”). United shall be the surviving corporation (the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”

On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.	Actions to be Taken.

     The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.	Effective Date.

     The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the “Effective Date”).

4.	Articles of Incorporation and Bylaws of the Surviving Corporation.

     (a) The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

     (b) Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.	Manner and Basis of Converting Shares of Capital Stock; Capital Structure of the Surviving Corporation.

     The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

     (a) In the Merger, the holders of Fairbanco Stock shall receive, in exchange for their shares of Fairbanco Stock, shares of United Stock and cash, and each share of Fairbanco Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date into fully paid and nonassessable shares of United Stock and cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) below:

     (1) 0.8174 shares of United Stock for each outstanding share of Fairbanco Stock; and

     (2) $3.56 in cash, without interest, per share of Fairbanco Stock.

     (b) Upon the Effective Date, all rights with respect to Fairbanco Stock pursuant to stock options (the “Fairbanco Stock Options”) granted by Fairbanco which are outstanding at the Effective Date, whether or not exercisable, shall be converted on the Effective Date, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) and (d) below, into $21.27 in cash, without interest, for each share that would be issued upon exercise of the Fairbanco Stock Options.

     (c) If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Fairbanco Stock shall be proportionately adjusted.

     (d) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $34.15.

     (e) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Fairbanco Stock to be converted by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Fairbanco Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

     (f) Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.	Termination of Separate Existence.

     Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.	Further Assignments.

     If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.	Conditions Precedent to Consummation of the Merger.

     This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

     (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Fairbanco Stock; and

     (b) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the “Acquisition Agreement”) of even date herewith by and between Fairbanco and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.	Termination.

     This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.	Counterparts; Title; Headings.

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.	Amendments; Additional Agreements.

     At any time before or after approval and adoption by the shareholders of Fairbanco, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Fairbanco Stock shall be converted in the Merger pursuant to Section 5 hereof.

     IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL)	FAIRBANCO HOLDING COMPANY, INC.

ATTEST:	By:

Name:

Secretary	Title:

(CORPORATE SEAL)	UNITED COMMUNITY BANKS, INC.

ATTEST:	By:

Name:

Secretary	Title:

APPENDIX C

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

     (3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

     (5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                    (i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

                    (ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

                    (iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

     (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation’s estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

     No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

Fairbanco Holding Company, Inc.
April 12, 2004

April 12, 2004

Board of Directors
Fairbanco Holding Company, Inc.
65 Washington Street
Fairburn, Georgia 30213

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Fairbanco Holding Company, Inc. (“Fairbanco”) of the Merger Consideration, as defined below, in the proposed merger between Fairbanco and United Community Banks, Inc., Blairsville, Georgia (“United”).

Pursuant to an Agreement and Plan of Merger dated March 11, 2004, as amended (the “Merger Agreement”), United has agreed to exchange cash and shares of its common stock equal to $31.47 per share for each of Fairbanco’s outstanding shares of common stock. The options of Fairbanco outstanding as of the Effective Date shall be converted into cash based upon the exchange ratio applicable to shares of Fairbanco common stock. The value to be received by holders of each of the several equity interests may be adjusted pursuant to the terms of the Merger Agreement and the value received by the interests together is referred to herein as the Merger Consideration. The price of United’s common stock is subject to market variations.

Pursuant to the Merger Agreement, Fairbanco will be merged with and into United (the “Merger”).

Alex Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

In connection with our opinion, we, among other things:

1.	Reviewed the merger agreement;

Fairbanco Holding Company, Inc.
April 12, 2004

2.	Reviewed certain publicly available financial statements and other information about United;

3.	Reviewed internal financial statements, operating data, and financial forecasts for Fairbanco;

4.	Conducted conversations with executive management of Fairbanco regarding recent and projected financial performance;

5.	Analyzed the present value of the after-tax cash flows Fairbanco could produce on an independent basis through the year 2008, based on assumptions provided by management;

6.	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Sheshunoff deemed to be relevant;

7.	Compared the historical stock price data and trading volume of United common stock with that of certain other comparable publicly traded companies;

8.	Compared certain financial characteristics and performance measures of United with that of certain other comparable publicly traded companies; and

9.	Compared the historical stock price performance of United common stock with that of selected indices Sheshunoff deemed relevant.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Fairbanco for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of Fairbanco or United, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or United’s operations following the Merger.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring

Fairbanco Holding Company, Inc.
April 12, 2004

after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Fairbanco common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of Fairbanco and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the Fairbanco stockholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,

ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP

REVOCABLE PROXY
FAIRBANCO HOLDING COMPANY, INC.

☒   PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

          The undersigned, being a holder of shares of common stock of Fairbanco Holding Company, Inc. (the “Company”), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on May    , 2004, and the accompanying proxy statement, and appoints Robert W. Fuller, Jr. and Nina H. Ray, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Company common stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Company common stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a “For” vote on item No. 1):

		For	Withhold	Abstain
1.	Approval of the Agreement and Plan of Reorganization, dated as of March 11, 2004, by and between United Community Banks, Inc. and Fairbanco Holding Company, Inc. and Amendment thereto dated April 12, 2004.	☐	☐	☐

2.	Other Matters to Come Before the Meeting.

          The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

          Please sign exactly as your name appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FAIRBANCO HOLDING COMPANY, INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

          United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

          United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

          In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

          A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

          As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of March 11, 2004, by and between United and Fairbanco (included as Appendix A to the proxy statement/prospectus filed as a part of this Registration Statement).

2.2	Amendment to Agreement and Plan of Reorganization, dated as of April 12, 2004, by and between United and Fairbanco (included as Appendix B to the proxy statement/prospectus filed as a part of this Registration Statement).

4.1	Junior Subordinated Indenture between United Community Banks, Inc. and The Chase Manhattan Bank, as Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.2	Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.3	Certificate of Trust of United Community Capital Trust (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.4	Amended and Restated Trust Agreement among United Community Banks, Inc., as depositor, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Delaware Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.4 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.5	Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference to Exhibit 4.5 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.6	Guarantee Agreement between United Community Banks, Inc., as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.6 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.7	Registration Rights Agreement dated July 20, 1998 among United Community Banks, Inc., United Community Capital Trust and Wheat First Securities, Inc. as Initial Purchaser of 8.125% Junior Subordinated Deferrable Interest Debentures Due July 15, 2028 (incorporated herein by reference to Exhibit 4.7 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

Exhibit No.	Exhibit
4.8	Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Registration Statement on Form S-1, File No. 333-20887, filed with the Commission on January 31, 1997).

4.9	See Exhibits 3.1 and 3.2 for provisions of Restated Articles of Incorporation and Amended and Restated By-Laws, which define the rights of the Shareholders.

4.10	Indenture, dated November 26, 2002, by and between United and Marshall & Ilsley Trust Company, N.A., as Trustee (incorporated herein by reference to Exhibit 4.9 to United Community Banks, Inc.’s Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).

4.11	Form of 6.75% Subordinated Notes due 2012 (incorporated herein by reference to Exhibit 4.10 to United Community Banks, Inc.’s Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).

4.12	Indenture, dated September 24, 2003, by and between United and Marshall & Ilsley Trust Company, N.A. as Trustee (incorporated herein by reference to Exhibit 4.12 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).

4.13	Form of Subordinated Step-up Notes due 2015 (incorporated herein by reference to Exhibit 4.13 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).

5	Opinion and Consent of Kilpatrick Stockton LLP.

8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United and Fairbanco.

10.1	Form of Fairbanco employment agreement Settlement Agreement, by and between 1st Community Bank, Fairbanco and Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Douglas F. Fields.

10.2	Form of Fairbanco director agreement Termination Agreement, by and between 1st Community Bank and Fairbanco and its directors.

10.3	Form of Noncompetition Agreement by and between United and Robert W. Fuller, Jr., Nina H. Ray and Douglas F. Fields.

10.4	Form of Noncompetition Agreement, by and between United and Howard V. Turner, Jr.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Mauldin & Jenkins, LLC.

23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).

23.4	Consent of Alex Sheshunoff & Co. Investment Banking, L.P.

Exhibit No.	Exhibit
24	Power of Attorney (included on the Signature Page to this Registration Statement).

(b)	Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)	Report, Opinion or Appraisal: The opinion of Alex Sheshunoff & Co. Investment Bankers, L.P. is included as Appendix D to the proxy statement/prospectus filed as a part of this Registration Statement.

Item 22. Undertakings

          (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on April 13, 2003.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

          Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 13, 2003.

Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board

/s/ W.C. Nelson, Jr. W.C. Nelson, Jr.	Vice Chairman of the Board

/s/ A. William Bennett A. William Bennett	Director

/s/ Robert Blalock Robert Blalock	Director

[signatures continued on next page]

[signatures continued from previous page]

/s/ Guy W. Freeman Guy W. Freeman	Director

/s/ Thomas C. Gilliland Thomas C. Gilliland	Director

/s/ Charles Hill Charles Hill	Director

/s/ Hoyt O. Holloway Hoyt O. Holloway	Director

/s/ Clarence W. Mason, Sr. Clarence W. Mason, Sr.	Director

/s/ Charles E. Parks, Sr. Charles E. Parks, Sr.	Director

/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of March 11, 2004, by and between United and Fairbanco (included as Appendix A to the proxy statement/prospectus filed as a part of this Registration Statement).

2.2	Amendment to Agreement and Plan of Reorganization, dated as of April 12, 2004, by and between United and Fairbanco (included as Appendix B to the proxy statement/prospectus filed as a part of this Registration Statement).

5	Opinion and Consent of Kilpatrick Stockton LLP.

8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and Fairbanco Holding Company, Inc.

10.1	Form of Fairbanco employment agreement Settlement Agreement, by and between 1st Community Bank and Fairbanco and Robert W. Fuller, Jr., Nina H. Ray, Howard V. Turner, Jr. and Douglas F. Fields.

10.2	Form of Fairbanco director agreement Termination Agreement, by and between 1st Community Bank and Fairbanco and Fairbanco’s directors.

10.3	Form of Noncompetition Agreement, by and between United and Robert W. Fuller, Jr. Nina H. Ray, Jr. and Douglas F. Fields.

10.4	Form of Noncompetition Agreement, by and between United and Howard V. Turner, Jr.

23.1	Consent of Porter Keadle Moore LLP.

23.2	Consent of Mauldin & Jenkins LLC.

23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).

23.4	Consent of Alex Sheshunoff & Co. Investment Banking, L.P.

24	Power of Attorney (included on the Signature Page to this Registration Statement).